EXECUTION VERSION

AMENDED AND RESTATED STOCK PURCHASE AGREEMENT

by and among

RELIANCE STANDARD LIFE INSURANCE COMPANY,

INDEPENDENCE CAPITAL CORP.,

and

INDEPENDENCE HOLDING COMPANY,

and

Dated as of July 29, 2021

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TABLE OF CONTENTS

Page

ARTICLE I

DEFINITIONS AND TERMS

Section 1.01Definitions2

Section 1.02Interpretations16

ARTICLE II

THE PURCHASE AND SALE; CLOSING; CLOSING DELIVERABLES

Section 2.01Purchase and Sale of Shares18

Section 2.02The Closing18

Section 2.03Deliveries at Closing19

Section 2.04Estimated Closing Date Balance Sheet; Estimated Closing Consideration19

Section 2.05Post-Closing Adjustments to the Estimated Closing Consideration20

Section 2.06Risk Adjustment Pool Payments and Distributions23

Section 2.07Withholding Taxes25

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PARENT AND SELLER

Section 3.01Organization, Standing and Power25

Section 3.02Authorization26

Section 3.03Noncontravention26

Section 3.04Governmental Approvals27

Section 3.05Capital Stock of the Company27

Section 3.06No Subsidiaries28

Section 3.07Financial Statements; No Undisclosed Liabilities28

Section 3.08Absence of Certain Changes29

Section 3.09Legal Proceedings29

Section 3.10Compliance with Laws; Permits29

Section 3.11Insurance Matters30

Section 3.12Insurance Policies31

Section 3.13Material Contracts31

Section 3.14Intellectual Property; IT Assets; Privacy33

Section 3.15Employee Benefits Matters35

Section 3.16Labor38

Section 3.17Tax Matters38

Section 3.18Real Property40

Section 3.19Environmental Matters40

Section 3.20Interested Party Transactions40

Section 3.21Reserves41

Section 3.22Reinsurance41

Section 3.23Investment Assets41

Section 3.24Brokers and Other Advisors42

Section 3.25CARES Act42

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Section 4.01Organization, Standing and Power42

Section 4.02Authorization42

Section 4.03Noncontravention43

Section 4.04Governmental Approvals43

Section 4.05Legal Proceedings43

Section 4.06Financial Capacity43

Section 4.07Investment Representation43

Section 4.08Brokers and Other Advisors44

Section 4.09No Prior Activities and Agreements44

ARTICLE V

COVENANTS

Section 5.01Conduct of the Business Pending the Closing44

Section 5.02Access to Information49

Section 5.03Reasonable Best Efforts51

Section 5.04Publicity52

Section 5.05Employment and Employee Benefits52

Section 5.06Insurance54

Section 5.07Payment of Transfer Taxes55

Section 5.08Tax Matters55

Section 5.09IHC Marks.56

Section 5.10Third-Party Consents57

Section 5.11Transition Services.57

Section 5.12Termination of Reinsurance57

Section 5.13Investment Assets57

Section 5.14Closing Dividend58

Section 5.15Confidentiality58

Section 5.16Further Assurances59

Section 5.17Additional Financial Statements59

Section 5.18Transaction Expenses59

Section 5.19Disposition of Run-off Policies59

Section 5.20Certain Other Covenants59

ARTICLE VI

CONDITIONS TO CLOSING

Section 6.01Conditions Precedent to Obligations of Each Party61

Section 6.02Conditions Precedent to Obligations of Purchaser61

Section 6.03Conditions Precedent to Obligations of Parent and Seller63

Section 6.04Frustration of Closing Conditions63

ARTICLE VII

TERMINATION

Section 7.01Termination of Agreement64

Section 7.02Procedure upon Termination65

Section 7.03Effect of Termination65

ARTICLE VIII

INDEMNIFICATION

Section 8.01Survival65

Section 8.02Indemnification66

Section 8.03Notification of Claims67

Section 8.04Payment69

Section 8.05Exclusive Remedies69

Section 8.06Additional Indemnification Provisions70

Section 8.07Mitigation71

ARTICLE IX

MISCELLANEOUS

Section 9.01Entire Agreement; Conflict; Amendments and Waivers71

Section 9.02Binding Effect; Assignment71

Section 9.03Governing Law; Jurisdiction72

Section 9.04Specific Enforcement72

Section 9.05Waiver of Jury Trial73

Section 9.06Remedies73

Section 9.07Notices73

Section 9.08Severability74

Section 9.09Expenses75

Section 9.10Non-Recourse75

Section 9.11Counterparts75

i

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EXHIBITS

Exhibit AKey Employees

Exhibit BBusiness Employees

Exhibit CForm of Transition Services Agreement

ii

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STOCK PURCHASE AGREEMENT

This AMENDED AND RESTATED STOCK PURCHASE AGREEMENT (this “Agreement” or “Amended and Restated Agreement”), dated as of July 29, 2021 (the “Signing Date”), by and among Independence Holding Company, a Delaware corporation (“Parent”), Independence Capital Corp., a Delaware corporation (“Seller”), and Reliance Standard Life Insurance Company, an Illinois corporation (“Purchaser” and, together with Parent and Seller, the “Parties” and each, a “Party”).

W I T N E S S E T H:

WHEREAS, on April 14, 2021 (“Original Signing Date”), the Parties entered into that certain Stock Purchase Agreement (the “Original Agreement”);

WHEREAS, the Parties desire to amend and restate the Original Agreement in its entirety in accordance with Section 9.01 thereof, on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the Parties intend, as further set forth in Section 1.02, that (a) all references in this Agreement to “the date hereof” or “the date of this Agreement” shall refer to the Original Signing Date, (b) the date on which the representations and warranties set forth in Article III and Article IV are made shall not change as a result of the execution of this Agreement and shall be made as of the dates they were made in the Original Agreement and (c) each reference to “this Agreement” in the representations and warranties set forth in Article III and Article IV shall refer to “the Original Agreement”, in the case of each of clauses (a), (b) and (c), unless expressly specified otherwise in this Agreement;

WHEREAS, as of the date hereof, Seller, a wholly-owned direct subsidiary of Parent, owns all of the issued and outstanding shares of capital stock (each, a “Share”, and collectively, the “Shares”) of Standard Security Life Insurance Company of New York, a New York-domiciled insurance company (the “Company”);

WHEREAS, Seller desires to, and Parent desires to cause Seller to, sell to Purchaser, and Purchaser desires to purchase from Seller, all of the Shares, upon the terms and subject to the conditions set forth in this Agreement such that, upon the consummation of the transactions contemplated by this Agreement, Purchaser will own all of the Shares;

WHEREAS, each of (a) the board of directors of Purchaser, (b) the board of directors of Seller, (c) the board of directors of Parent and (d) the board of directors of the Company has approved this Agreement and the Transactions, upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the Parties desire to make certain representations, warranties, covenants and agreements in connection with the Transactions and also to prescribe various conditions thereto;

WHEREAS, contemporaneously with the execution of the Original Agreement, and as a material inducement to the willingness of Purchaser to enter into this Agreement, each of the

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employees set forth on Exhibit A (the “Key Employees”) has entered into an employment agreement with the Company, which employment agreements are conditional upon Closing and to be effective on the Closing Date; and

WHEREAS, in connection with this Agreement and upon the terms and subject to the conditions set forth herein Parent or an Affiliate of the Company and the Company will enter into a transition services agreement in substantially the form attached hereto as Exhibit C (the “Transition Services Agreement”), under which certain transition services with respect to the Business will be provided on the terms and subject to the conditions set forth therein.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, the Parties agree as follows:

Article I

DEFINITIONS AND TERMS

Section 1.01Definitions

.  For purposes of this Agreement, the following terms shall have the meanings specified in this Section 1.01:

“2020 PFL Distribution” has the meaning set forth in Section 2.06(a)(iii).

“2020 PFL Payment” has the meaning set forth in Section 2.06(a)(i).

“2020 PFL Risk Adjustment Reserve” has the meaning set forth in Section 2.06(a)(i).

“2021 PFL Distribution” has the meaning set forth in Section 2.06(b)(ii).

“2021 Prorated PFL Payment” has the meaning set forth in Section 2.06(b)(i).

“2021 Prorated PFL Risk Adjustment Reserve” has the meaning set forth in Section 2.06(b)(i).

“Acquired Competitive Business” has the meaning specified in Section 5.20(b).

“Action” means any judicial (civil or criminal) or administrative actions, Claims, suits, demands, complaints, litigation, investigations, review, audits, proceedings, arbitration, hearing or other similar disputes by or before a Governmental Authority.

“Additional Financial Statements” has the meaning specified in Section 5.17.

“Adjusted Closing Date Balance Sheet” has the meaning specified in Section 2.05(b).

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the

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direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

“Affiliate Agreements” has the meaning specified in Section 3.20.

“Agreement” has the meaning specified in the Preamble.

“Allocable Amount” has the meaning specified in Section 5.08(d).

“Allocation Schedule” has the meaning specified in Section 5.08(d).

“Amended and Restated Agreement” has the meaning set forth in the Preamble.

“Ancillary Agreements” means, collectively, the Confidentiality Agreement and Transition Services Agreement.

“Application for the Acquisition of Control” has the meaning set forth in Section 5.03(b).

“Bankruptcy and Equity Exception” has the meaning specified in Section 3.02.

“Benefit Plan” has the meaning specified in Section 3.15(a).

“Billing Invoice” means an invoice received by the Company from the Superintendent notifying the Company that it is required to pay the amount indicated therein to the New York paid family leave risk adjustment pool in respect of the most recently completed calendar year.

“Business” means the business conducted by the Company as of the date hereof, including (x) the underwriting, insurance, sale, renewal, administration and servicing of short-term statutory disability, paid family leave and related benefit products in the United States, including with respect to the PFL/DBL Policies and any insurance policies assumed, issued or renewed following the date hereof that are classified by the Company in the same manner as the PFL/DBL Policies, and (y) the insurance, administration and servicing of the Run-off Policies.

“Business Day” means any day of the year other than a Saturday, Sunday or any day on which national banking institutions in (i) New York, New York, (ii) Philadelphia, Pennsylvania or (iii) Tokyo, Japan are authorized or required by applicable Law to be closed for business.

“Business Employee” means the employees listed on Exhibit B hereto.

“Business Licenses” has the meaning specified in Section 3.10(a).

“CARES Act” means the Coronavirus Aid, Relief and Economic Security Act, as signed into law by the President of the United States on March 27, 2020, and the Continuing Appropriations Act, 2021 and Other Extensions Act, as signed into law by the President of the United States on December 27, 2020.

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“Claims” means any and all manner of claims, suits, damages, demands and liabilities whatsoever in law or equity, whether known or unknown, liquidated or unliquidated, fixed, contingent, direct or indirect.

“Closing” has the meaning specified in Section 2.01.

“Closing Consideration” means (a) one hundred eighty million dollars ($180,000,000), minus (b) the Closing Indebtedness, plus (c) the amount (if any) by which Statutory Capital is in excess of the Statutory Capital Target, minus (d) the amount (if any) by which the Statutory Capital Target is in excess of Statutory Capital, minus (e) any Transaction Expenses.

“Closing Date” has the meaning specified in Section 2.02.

“Closing Dividend” means a dividend on the common stock of the Company, to be paid as set forth in Section 5.14, in an amount equal to the estimated excess of (i) the amount of the Statutory Capital over (ii) the Statutory Capital Target.

“Closing Indebtedness” means the Indebtedness of the Company as of the Effective Time, which amount, for the avoidance of doubt, is to be expressed as a positive number.

“Code” means the Internal Revenue Code of 1986.

“Company” has the meaning specified in the Recitals.

“Company Actuarial Analyses” has the meaning specified in Section 3.11(a).

“Company Bylaws” means the Second Amended and Restated Bylaws of the Company.

“Company Certificate of Incorporation” means the Restated Charter of the Company, dated as of December 8, 2009.

“Company Confidential Information” has the meaning specified in Section 5.15(b).

“Company Employee” means any current employee or manager of the Company.

“Company Intellectual Property” means all Intellectual Property owned by or purported to be owned by the Company.

“Company IT Assets” means all IT Assets owned by or purported to be owned by the Company.

“Competitive Business” has the meaning specified in Section 5.20(a)(i).

“Confidentiality Agreement” has the meaning specified in Section 5.02(f).

“Consent” means, with respect to a Person, any written or documentary consent, approval, authorization, waiver, grant, concession, license, permit, certificate of need, variance, exemption or order of, registration, certificate, declaration, or filing with, or report or notice to such Person.

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“Continuation Period” has the meaning specified in Section 5.05(b).

“Continuing Employee” has the meaning specified in Section 5.05(b).

“Contract” means any contract, indenture, note, bond, lease, commitment or other legally binding agreement.

“Contracting Parties” has the meaning specified in Section 9.10.

“Corrective DBL Payments” means, in connection with any New York Disability Benefit Law product or coverage written or assumed by the Company, any additional payments made by the Company to policyholders, that (i) would not have been made but for an agreement between the Company and a Governmental Authority to resolve any failures by the Company to meet minimum loss ratios required by applicable Law or (ii) are required as a result of the overpayment of premiums paid in advance; provided, that any Corrective DBL Payment required for the year ended December 31, 2021 shall be prorated based on the period from January 1, 2021 until the Closing Date.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions thereof or related or associated epidemics, pandemic or disease outbreaks.

“COVID-19 Measures” means any quarantine, “shelter in place”, “stay at home”, workforce reduction, social distancing, shutdown, closure, sequester, safety or similar Law, directive or binding guidelines promulgated by any Governmental Authority, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to COVID-19, including the CARES Act and the Families First Act.

“Data Room” means the electronic data room maintained by Raymond James Ltd., made available to Purchaser and its Affiliates and hosted by Box, titled “SSL”.

“DFS” has the meaning specified in Section 3.07(a).

“Dispute Notice” has the meaning specified in Section 2.05(b).

“Disputed Items” has the meaning specified in Section 2.05(b).

“Distribution Notice” means a notice received by the Company from the Superintendent notifying the Company that it is entitled to receive the amount indicated therein from the New York paid family leave risk adjustment pool in respect of the most recently completed calendar year.

“Effective Time” has the meaning specified in Section 2.02.

“Eligible Insurance Proceeds” means, with respect to Losses to be reimbursed by the Indemnifying Party that may be covered, in whole or in part, by third-party insurance coverage, the maximum amount of insurance proceeds actually received in cash under such third-party

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insurance coverage with respect to such Losses, net of the costs (including any premium increases) in seeking such collection.

“Employee Census” means a complete and accurate census of all Business Employees detailing, to the extent permitted by applicable Law, (i) name or employee identification number, (ii) the date of hire, (iii) title or position, (iv) employing entity, (v) work location, (vi) classification, (vii) leave status and (viii) such employee’s annualized compensation as of the date of such census, including base salary, vacation and paid time off accrual amounts, bonus and commission potential, severance pay potential and any other compensation forms, if applicable.

“Environmental Law” means any law, regulation, order, decree, agency requirement or common law standard of conduct relating to pollution, contamination, waste, hazardous substance exposure or the protection of the health, safety or the environment.

“ERISA” has the meaning specified in Section 3.15(a).

“Estimated Closing Consideration” has the meaning specified in Section 2.04.

“Estimated Closing Date Balance Sheet” has the meaning specified in Section 2.04.

“Estimated Closing Statement” has the meaning specified in Section 2.04.

“Exchange Act” means the Securities Exchange Act of 1934.

“Excluded Liabilities” means all Liabilities or other Losses of any Indemnified Party arising out of, relating to or in connection with (a) Pre-Closing Run-off ECOs, and (b) any Security Breach at the Company or at a third-party service provider (including any third-party administrators) to which the Company provides or has ever provided Personal Information or other confidential information that is known to have occurred on or prior to the Closing Date, whenever or however arising, including the Security Breaches identified in Section 3.14(h) of the Parent Disclosure Schedule.

“Existing Policies” means the policies as set forth in Section 1.02(b) of the Parent Disclosure Schedule.

“Fair Market Value” shall have the meaning set forth on Section 1.02(c) of the Parent Disclosure Schedule.

“FCE and RSA Liabilities” means any and all awards, judgments, fines, and penalties imposed,  relating to (a) the litigation between the Company and FCE Benefits Administrators, Inc. pending in the United States District Court, Northern District of Texas, Dallas Division and disclosed on Section 3.09 of the Parental Disclosure Schedule, (b) the Regulatory Settlement Agreement, including any failure to materially comply with the terms thereof or (c) any Actions by any Governmental Authority against the Company arising from the Company’s failure to materially comply with the terms of the Regulatory Settlement Agreement during the period following the Closing until such date that is two (2) years after the end of the monitoring period set forth in the Regulatory Settlement Agreement.

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“Final Balance Sheet” has the meaning specified in Section 2.05(f).

“Final Closing Consideration” means the Closing Consideration as set forth in the Final Closing Statement.

“Final Closing Statement” has the meaning specified in Section 2.05(e).

“Financial Statements” has the meaning specified in Section 3.07(a).

“Fundamental Parent and Seller Representations” means the representations and warranties set forth in Section 3.01 (Organization, Standing and Power), Section 3.02 (Authorization), Section 3.03(a)(i), Section 3.03(b) (Noncontravention), Section 3.05 (Capital Stock of the Company), and Section 3.24 (Brokers and Other Advisors).

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” means any government or governmental or regulatory body thereof, or political subdivision thereof, whether foreign, European Union, multinational or other supranational, national, federal, regional, state or local or any agency, instrumentality, authority, department, commission, board or bureau thereof or other legislative, executive or judicial governmental entity or semi-governmental or self-regulatory organization, including the National Association of Insurance Commissioners, or any court or similar judicial or arbitral body.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“IHC Marks” means any and all Trademarks owned by Parent, Seller or any of their Affiliates (other than the Company), including all Trademarks comprising, using or containing “IHC,” “Independence Holding Company” or “The IHC Group,” whether in logo form or otherwise, whether alone or in combination with other words or elements, and including all combinations thereof and any Trademarks embodying any of the foregoing either alone or in combination with other words or elements.

“Indebtedness” means, with respect to any Person, without duplication, (a) the principal amount of and accrued interest, premiums, penalties, breakage costs, make-whole payments or obligations or other similar costs, fees or expenses (if any), that would be required to be paid by the borrower pursuant to a customary payoff letter (or otherwise as required by the terms of the underlying instrument), in each case, in respect of (i) any indebtedness of such Person or any of its Subsidiaries for money borrowed and (ii) any indebtedness or other liabilities of such Person or any of its Subsidiaries evidenced by a note, bond, debenture, loan stock or other similar instrument or security, (b) all obligations of the type referred to in clause (a) of third parties for the payment of which such Person or its Subsidiaries is responsible or liable, as obligor, guarantor, surety or otherwise, including any guarantee of such obligations, (c) all obligations of such Person or any of its Subsidiaries as lessee, (d) all obligations with respect to borrowings from any bank, financial institution or other entity, including loans and bank overdrafts, (e) all obligations in respect of letters of credit, bankers’ acceptances and similar facilities issued for the account of such Person or any of its Subsidiaries and all obligations under any performance bonds (but, in each case with respect to this clause (e), solely to the extent drawn and not paid), (f) the net obligations, which may be positive or negative, under all interest rate and exchange

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rate derivatives, swaps or similar agreements of such Person and its Subsidiaries, (g) all obligations of such Person or any of its Subsidiaries in respect of deferred purchase price with respect to the acquisition by such Person or any of its Subsidiaries of any business, division or product line or portion thereof (whether by merger, sale of stock, sale of assets or otherwise),
(h) all indebtedness secured by a Lien to secure all or part of the purchase price of the property subject to such mortgage or Lien, (i) all obligations with respect to the net current Tax liabilities of the Company that are allocable to any taxable year (or portion thereof) ending on (and including), or prior to, the Closing Date (treating for purposes of this Agreement the taxable year of the Company that includes the Closing Date as closing on (and including) the Closing Date), (j) all liabilities under any currency or interest swap or other interest or currency protection, hedging or financial futures transaction or arrangement, (k) deferred revenue, (l) self-insurance accruals, (m) all Liabilities with respect to accrued but unpaid bonus payments, accrued or owed by the Company as of the Closing in respect of any performance period (or portion thereof) prior to and up to the Closing, together with the employer portion of any Taxes arising therefrom, (n) all Liabilities with respect to accrued but unused vacation time, flexible time-off and sick pay to which any Business Employee is entitled pursuant to the policies applicable to such Business Employee immediately prior to the Closing and (o) all guarantees by such Person or any of its Subsidiaries of any of the foregoing obligations of any third party.

“Indemnified Party” has the meaning specified in Section 8.02(a).

“Indemnified Taxes” means, except to the extent taken into account in determining the Closing Consideration as finally determined pursuant to Section 2.05, (a) any and all Taxes imposed on or with respect to the Company for any Pre-Closing Tax Period, (b) Taxes of any other Person for which the Company becomes liable (i) as the result of being a member of an affiliated, combined, unitary, consolidated or similar group, (ii) as a transferee or successor, by contract or otherwise or (iii) under any Tax allocation, Tax sharing, Tax indemnity or similar agreement (excluding any commercial agreement entered into in the ordinary course of business and not primarily relating to Taxes), in each case of clauses (i)-(iii), as a result of a relationship or arrangement in existence prior to the Closing Date, and (c) Transfer Taxes.  For purposes of this Agreement, whenever it is necessary to determine the portion of any Taxes imposed on or with respect to the Company for the Straddle Period, the amount of any real property, personal property or similar ad valorem Taxes which are imposed on a periodic basis shall be determined ratably on a per diem basis, and the amount of any other Taxes that are allocable to the Pre-Closing Tax Period shall be determined based on an interim closing of the books of the Company as of the Closing Date and, to the extent relevant, in accordance with the provisions of Treasury Regulations Section 1.1502-76(b)(1)(ii)(A) and (B) (and similar provisions of state, local or non-U.S. Law).

“Indemnifying Party” has the meaning specified in Section 8.02(a).

“Independent Accountant” has the meaning specified in Section 2.05(c).

“Intellectual Property” means all intellectual property or other proprietary rights arising under the Laws of any jurisdiction, including all rights in any of the following: (a) patents and patent applications, including continuations, divisionals, continuations-in-part, reissues or reexaminations and patents issuing thereon; (b) trademarks, service marks, trade dress, logos,

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corporate names, trade names, symbols, logos, Internet domain names and other similar identifiers of origin, in each case, whether or not registered, together with the goodwill associated with any of the foregoing and symbolized thereby (collectively, “Trademarks”); (c) copyrights, copyright registrations and applications, published and unpublished works of authorship, whether or not copyrightable, copyrights in and to the foregoing, together with all common law rights and moral rights therein, and any applications and registrations therefor; (d) Software; and (e) trade secrets, know-how, confidential or proprietary information, methods, formulae, inventions (whether or not patentable), processes, techniques, source code, algorithms, models, designs, drawings, specifications, data and databases, and proprietary customer or similar data (collectively, “Trade Secrets”).

“Interested Party” has the meaning specified in Section 3.20.

“Investment Assets” has the meaning specified in Section 3.23.

“IRS” means the Internal Revenue Service.

“IT Assets” means technology devices, computers, computer systems, Software, hardware, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines, all other information technology equipment and all data stored therein or processed thereby and all associated documentation.

“JFSA” means the Japan Financial Services Agency.

“Key Employees” has the meaning specified in the Recitals.

“Knowledge” means (a) in the case of Parent or Seller, the actual knowledge after due inquiry of any of the individuals identified in Section 1.01(a) of the Parent Disclosure Schedule, and (b) in the case of Purchaser, the actual knowledge after due inquiry of any of the individuals identified in Section 1.01(a) of the Purchaser Disclosure Schedule.

“Law” means any local or foreign law, statute, ordinance, code, treaty, rule, regulation, decree or Order.

“Leased Real Property” has the meaning specified in Section 3.18.

“Liability” means, with respect to any Person, any debt, liability or obligation of such Person (whether direct or indirect, known or unknown, asserted or unasserted, determined, determinable or otherwise, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, due or to become due and whether or not required under GAAP or SAP to be reflected on the financial statements of such Person).

“Lien” means any lien, pledge, mortgage, deed of trust, security interest, easement, servitude, preemptive right, right of first refusal, transfer restriction or other similar encumbrance.  Solely for purposes of Section 3.14, it is understood that “Lien” does not include any license or similar right granted with respect to any Intellectual Property.

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“Losses” means any and all losses, damages, costs, expenses, Liabilities, settlement payments, Taxes, awards, judgments, fines, obligations, claims penalties, interest and penalties, deficiency related to any of the foregoing (including reasonable and documented legal fees (including court and attorneys’ and other professionals’ fees) and expenses and out-of-pocket costs of investigation, collection or enforcement of any provision of this Agreement or Ancillary Agreement), in each case, whether known or unknown, whether asserted or unasserted, and whether accrued or unaccrued.

“Material Adverse Effect” means an effect, event, development, circumstance, fact or change that, individually or in the aggregate, has or would reasonably be expected to (a) have a material adverse effect on the business, results of operations or financial condition of either the Business or the Company; provided, however, that no effect, event, development, circumstance, fact or change arising out of or resulting from any of the following, either alone or in combination, shall be deemed to constitute or be taken into account in determining whether there has been a Material Adverse Effect:  (i) any conditions generally affecting the U.S. health, disability and life insurance or reinsurance industries or the industries in which the Company operates; (ii) general economic conditions, including changes in the credit, debt, financial, currency or capital markets (including changes in interest or exchange rates), in each case, in the United States; (iii) earthquakes, floods, fires, hurricanes, tropical storms, tornadoes, wind storms, tsunamis, volcanic eruptions, natural disasters or other acts of nature; (iv) any epidemic, pandemic or disease outbreaks (including COVID-19) or any COVID-19 Measures or any change in such COVID-19 Measures or interpretations thereof or any other public health event; (v) global, national or regional political conditions or unrest, including hostilities, acts of war, sabotage or terrorism or military actions or any escalation, worsening or diminution of any such hostilities, acts of war, sabotage or terrorism or military actions existing or underway; (vi) the negotiation, execution, announcement, pendency or performance of this Agreement or the consummation of the Transactions (including compliance with the terms of this Agreement); (vii) any change or proposed change in Laws or GAAP or SAP or other applicable accounting rules, or the interpretation or enforcement thereof or other legal or regulatory conditions or actions; (viii) that the prospective owner of the Company is Purchaser or any Affiliate of Purchaser; (ix) any failure by the Company to meet any projections, forecasts or estimates (provided, however, that any effect, event or change that caused or contributed to such failure to meet any projections, forecasts or estimates shall not be excluded under this clause (ix)); (x) any change or announcement of a potential change, in and of itself, in the credit, financial strength or claims paying ratings of the Company (provided, however, that any effect, event, development, circumstance, fact or change that caused or contributed to such change in such rating shall not be excluded under this clause (x)); and (xi) any action taken or omitted to be taken by the Company at the request or with the prior consent of Purchaser; provided that in the case of clauses (i), (ii), (iii), (iv), (v) and (vii), any such effect, event, development, circumstance, fact or change that is not otherwise excluded from the definition of “Material Adverse Effect” may be taken into account in determining whether there has been a Material Adverse Effect to the extent such effect, event, development, circumstance, fact or change adversely affects either the Business in a disproportionate manner relative to the other participants in the insurance lines in which the Business operates or the Company, in a disproportionate manner relative to the other participants in the insurance lines in which the Company operates, considered as a whole; or (b) prevent, materially delay or materially impair the consummation of the Transactions.

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“Material Contracts” has the meaning specified in Section 3.13(a).

“Material Producer” means any of the Company’s top ten (10) producers, brokers, distributors or agents of insurance products, as measured by direct written premiums with the Company during the twelve (12) month period ended December 31, 2020.

“Material Reinsurance Contracts” has the meaning specified in Section 3.22.

“Material Vendor Contracts” means the top ten (10) agreements, as measured by the total expenditures incurred by the Company under each such Contract during the twelve (12) month period ended December 31, 2020, by and between the Company, on the one hand, and a supplier, vendor, agent, distributor or other service provider, on the other hand.

“New Benefit Plans” has the meaning specified in Section 5.05(d).

“New York Courts” has the meaning specified in Section 9.03(b).

“Nonparty Affiliates” has the meaning specified in Section 9.10.

“Notice of Insurance” has the meaning specified in Section 8.06(d).

“Open Source License” means any license that requires, as a condition of modification, licensing, conveyance or distribution of Software subject to such license, that such Software or other Software combined, linked or distributed with or derived from such Software (or any modifications or derivative works thereof) be disclosed, licensed, conveyed, distributed or made available in source code form or on a royalty-free basis (including for the purpose of making additional copies or derivative works).

“Order” means any order, final award, injunction, judgment, decree (including any consent decree or similar agreed order or judgment), ruling, writ, directive, settlement, stipulation, ruling, determination or assessment, whether civil, criminal or administrative, entered, issued, made or rendered by any Governmental Authority of competent jurisdiction.

“Organizational Documents” means any corporate, partnership or limited liability organizational documents, including certificates or articles of incorporation, bylaws, certificates of formation, operating agreements, certificates of limited partnership, partnership agreements, shareholder agreements and certificates of existence, as applicable.

“Original Agreement” has the meaning specified in the Preamble.

“Original Signing Date” has the meaning specified in the Preamble.

“Outside Date” has the meaning specified in Section 7.01(a).

“Parent” has the meaning specified in the Preamble.

“Parent Disclosure Schedule” has the meaning specified in Article III.

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“Parties” has the meaning specified in the Preamble.

“Permits” means any license, franchise, permit, certificate, approval or authorization from any Governmental Authority.

“Permitted Liens” means (a) Liens for Taxes, assessments or other governmental charges not yet due or payable or that are being contested in good faith through appropriate proceedings and for which adequate reserves have been established in the accounting books and records prior to the date hereof, (b) mechanics’, carriers’, workers’, repairers’, construction contractors’, landlords’ and similar Liens arising or incurred in the ordinary course of business consistent with past practice that are not yet delinquent and which are not, in the aggregate, material to either the Business or the Company, or the amount or validity of which is being contested in good faith by appropriate proceedings, and which are reflected on or specifically reserved against or otherwise disclosed in the consolidated balance sheets included in the Financial Statements, (c) zoning, building codes, entitlement and other land use and environmental regulations by any Governmental Authority, none of which materially and adversely impact the current use of the affected property, (d) Liens securing Indebtedness arising or incurred in the ordinary course of business consistent with past practice and disclosed in the Financial Statements, subject to the terms and limitations under this Agreement, (e) with respect to leasehold interests, mortgages and other Liens incurred, created, assumed or permitted to exist and arising by, through or under a landlord or owner of the Leased Real Property, (f) Liens arising under worker’s compensation, unemployment insurance, social security, retirement and similar legislation arising or incurred in the ordinary course of business consistent with past practice, (g) any Liens reflected with specificity in the Financial Statements, (h) restrictions on transfers of securities under applicable securities Laws, the Company Certificate of Incorporation or the Company Bylaws and (i) any other Liens since the most recent fiscal year end that, individually or in the aggregate, would not reasonably be expected to be material to either the Business or the Company, nor materially impair the value or the continued use and operation of the assets to which they relate.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Authority or other entity.

“Personal Information” means (a) any information in the possession or under the control of the Company that identifies or could reasonably be used to identify an individual, device, browser or household, or (b) any other information or data protected under Privacy Laws that are applicable to the Company.

“PFL/DBL Policies” has the meaning specified in Section 3.07(b)(2).

“Post-Closing Statement” has the meaning specified in Section 2.05(b).

“Pre-Closing Run-off ECOs” means all Liabilities for damages, fines, penalties, forfeitures, punitive, special, incidental, exemplary, treble or any other form of extra contractual damages relating to, but not arising under the express terms, and not within the applicable payment provisions or coverage limits, of any of the Run-off Policies, in each case which arise from any act, error or omission by Seller, the Company or any Affiliate or Representative of

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Seller prior to the Closing, in each case, whether or not intentional, negligent, in bad faith or otherwise, with such liabilities arising because of, but not limited to (i) the design, marketing, distribution, sale, underwriting, production, issuance, delivery, pricing, cancellation or administration of any of the Run-off Policies, (ii) the failure to pay or the delay in payment, or errors in calculating or administering the payment of claims or any other amounts due or alleged to be due under any of the Run-off Policies or (iii) fraud or misrepresentation inconsistent with the written terms of any of the Run-off Policies, and shall, in each case, include the costs and expenses of defending, contesting, compromising or settling any claim to the extent relating to any Liability that is alleged or determined to constitute an Extra-Contractual Obligation.

“Pre-Closing Tax Period” means (i) any Tax period ending on or before the Closing Date and (ii) the portion of any Straddle Period ending on the Closing Date.

“Privacy Laws” means all applicable foreign or domestic (federal, state or local) Laws or industry requirements concerning the privacy, security or Processing of information or data, and all rules and regulations promulgated thereunder, including the Federal Trade Commission Act; the Privacy Act of 1974; the CAN-SPAM Act; the Telephone Consumer Protection Act; the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”); the Gramm-Leach-Bliley Act, 15 U.S.C. § 6801, et seq.; the New York Department of Financial Services Cybersecurity Regulation, 23 NYCRR § 500, et seq.; N.Y. Gen. Bus. Law § 899-aa, et seq.; N.Y. Gen. Bus. Law § 899-bb, et seq.; 11 NYCRR 420 et seq.; 11 NYCRR 421 et seq.; the Telemarketing and Consumer Fraud and Abuse Prevention Act; data breach notification Laws; the California Consumer Privacy Act; and the European General Data Protection Regulation.

“Privacy Policies” means all public statements and policies of the Company with respect to privacy, security or Processing of information or data.

“Process” or “Processing” means any operation or set of operations that is performed upon data or information, whether or not by automatic means, including collection, access, acquisition, creation, storage, adaptation, alteration, correction, retrieval, maintenance, use, disclosure, transmission, transfer (including cross-border transfers), combination, storage, deletion, destruction or the design, implementation or other use of artificial intelligence, machine learning and/or deep learning and the insights, input, output, outcomes, predictions, analysis, visualizations and other results therefrom.

“Purchaser” has the meaning specified in the Preamble.

“Purchaser Disclosure Schedule” has the meaning specified in Article IV.

“Registered” means, with respect to Intellectual Property, issued by, registered with or the subject of a pending application before any Governmental Authority or Internet domain name registrar.

“Regulatory Settlement Agreement” means that certain Regulatory Settlement Agreement by and among the Company and the states party thereto, dated as of July 14, 2020.

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“Representative” means with respect to any Person, any officer, director, principal, partner, manager, member, attorney, accountant, agent, employee, consultant, financial advisor or other authorized representative of such Person.

“Resolution Period” has the meaning specified in Section 2.05(c).

“Resolved Matters” has the meaning specified in Section 2.05(c).

“Restricted Contract” has the meaning specified in Section 3.13(a)(xii).

“Restricted Period” means a period commencing on the Closing Date and ending two (2) years thereafter.

“Review Period” has the meaning specified in Section 2.05(b).

“Run-off Policies” means the policies related to any insurance product or coverage written or assumed by the Company other than (a) paid family leave coverage and (b) New York Disability Benefit Law coverage, as set forth on Section 3.07(b)-1 of the Parent Disclosure Schedule

“SAP” means, as to the Company, the statutory accounting practices prescribed or permitted by applicable insurance Laws and regulatory authorities of the State of New York.

“Section 338(h)(10) Election” has the meaning specified in Section 5.08(e).

“Securities” has the meaning specified in Section 3.05(d).

“Securities Act” means the Securities Act of 1933.

“Security Breach” means any actual, suspected, reported or claimed (a) loss or misuse (by any means) of Personal Information; (b) unauthorized access to any IT Assets; (c) inadvertent, unauthorized and/or unlawful Processing of Personal Information; or (d) other act or omission that compromises or may compromise the security, confidentiality or integrity of Personal Information or the security or operation of any IT Assets.

“Seller” has the meaning specified in the Preamble.

“Seller Pension Plan” has the meaning specified Section 3.15(d).

“Seller Tax Returns” means (a) any Tax Return that includes the Company, on the one hand, and Seller or one or more members of Seller’s consolidated or affiliated group as defined for applicable Tax purposes, on the other hand, and (b) to the extent not described in clause (a), all Tax Returns that are filed or required to be filed by the Company for all taxable periods ending on or prior to the Closing Date.

“Share” and “Shares” have the meaning specified in the Recitals.

“Signing Date” has the meaning specified in the Preamble.

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“Software” means all (a) computer programs, including algorithms, models and methodologies, whether in source code or object code, (b) databases and other compilations and collections of data or information and (c) documentation, including user manuals and other training documentation, related to clauses (a) or (b).

“Statutory Capital” means the aggregate statutory capital and surplus of the Company as of the Closing Date, as determined in accordance with SAP and as would be required to be reflected on line 38, column 1 of the Company’s statutory financial statement if the
Closing Date occurred on the last day of a calendar quarter.

“Statutory Capital Target” means fifty-seven million dollars ($57,000,000).

“Straddle Period” means any Tax period beginning before or on the Closing Date and ending after the Closing Date.

“Subsidiary” of any Person (for purposes of this definition, the “Controlling Company”) means any other Person (a) of which a majority of the outstanding voting securities or other voting equity interests, or a majority of any other interests having the power to direct or cause the direction of the management and policies of such other Person, are owned, directly or indirectly, by the Controlling Company or (b) with respect to which the Controlling Company or its Subsidiaries is a general partner or managing member.

“Substantial Detriment” has the meaning specified in Section 5.03(c).

“Superintendent” means the New York Superintendent of Financial Services.

“Taxes” means all federal, state, local or foreign taxes or charges in the nature of taxes imposed by a Governmental Authority, including all income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, premium, escheat, unemployment, excise, severance, stamp, occupation, property and estimated taxes, all interest, penalties, fines and additions to tax imposed by any Governmental Authority in connection with any of the foregoing and all Liabilities for any of the foregoing amounts under applicable Law (including Treasury Regulations Section 1.1502-6 and similar provisions of state, local or foreign Law), as a transferee or successor, by Contract or otherwise.

“Tax Contest” has the meaning specified in Section 5.08(c)(i).

“Tax Return” means any return, report, claim for refund, estimate, information return, declarations, disclosures or statement or other similar document relating to or required to be filed with any Governmental Authority with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Third-Party Claim” has the meaning specified in Section 8.03(a).

“TPA” shall mean those third-party administrative, claims or other service providers listed in Section 1.03 of the Parent Disclosure Schedule that provide administrative, claims or other services to the Company with respect to the Business, and any other third-party

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administrative, claims or other service providers that provide similar services to, or on behalf of, the Company.

“Trade Secrets” has the meaning specified in the definition of Intellectual Property.

“Trademarks” has the meaning specified in the definition of Intellectual Property.

“Transaction Expenses” means the sum, without duplication, of the following: (i) all fees and expenses incurred or payable by or on behalf of the Company which are incurred by or on behalf of the Company prior to, and remain unpaid at, the Closing in connection with this Agreement and the Transactions, including all legal, accounting, financial advisory, consulting, finders and all other fees and expenses (in each case whether or not billed or invoiced prior to the Closing); (ii) any bonus, retention, change-in-control, transaction or similar payment obligations of the Company to any Person resulting from, or in connection with, the Transactions or any commitment made prior to the Closing by the Company to make any bonus, retention, change-in-control, transaction or similar payments to any Person (regardless of when payment is due); (iii) all Transaction Payroll Taxes related to the payment Transaction Expenses described in clause (ii) above; and (iv) all Transfer Taxes, all to the extent not otherwise unaccrued.  For purposes of clarity, “Transaction Expenses” shall be calculated prior to giving effect to any payment of such amounts by or on behalf of Parent, Seller, the Company or Purchaser in connection with or following the Closing.

“Transaction Payroll Taxes” means the employer portion of any payroll or similar Taxes, including employment insurance contributions and premiums incurred by the Company prior to the Closing in connection with any bonuses, retention, change-in-control or similar payments in connection with the Transactions.

“Transactions” means the transactions contemplated by this Agreement and the Ancillary Agreements.

“Transfer Taxes” means all sales, use, transfer, valued added, goods and services, gross receipts, excise, conveyance, documentary, stamp duty, recording, registration and other similar Taxes, charges and fees (including any penalties, interest and additions to Tax) incurred in connection with the Transactions, whether payable by Parent, Seller, the Company or Purchaser.

“Transition Services Agreement” has the meaning set forth in the Recitals.

“Unresolved Matters” has the meaning specified in Section 2.05(c).

Section 1.02Interpretations.

(a)As used in this Agreement, references to the following terms have the meanings indicated:

(i)to the Preamble or to the Recitals, Sections, Articles, Exhibits or Schedules are to the Preamble or a Recital, Section or Article of, or an Exhibit or Schedule to, this Agreement unless otherwise clearly indicated to the contrary;

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(ii)to any Law are to such Law as amended, modified, supplemented or replaced from time to time and any rules or regulations promulgated thereunder and to any section of any Law including any successor to such section;

(iii)to any Governmental Authority include any successor to the Governmental Authority and to any Affiliate include any successor to the Affiliate;

(iv)to any “copy” of any Contract or other document or instrument are to a true, correct and complete copy thereof;

(v)to “hereof”, “herein”, “hereunder”, “hereby”, “herewith” and words of similar import refer to this Agreement as a whole and not to any particular Article, Section or clause of this Agreement, unless otherwise clearly indicated to the contrary;

(vi)to the “date of this Agreement”, “the date hereof” and words of similar import refer to the date set forth in the Preamble; and

(vii)to “this Agreement” includes the Exhibits and Schedules (including the Parent Disclosure Schedule and the Purchaser Disclosure Schedule) to this Agreement.

(b)Any documents and agreements referred to herein shall be deemed to have been “delivered”, “provided” or “made available” (or any phrase of similar import) to Purchaser by Parent, Seller or the Company for purposes of this Agreement if they have been posted to the Data Room at least five (5) Business Days prior to the date of this Agreement.

(c)Whenever the word “include”, “includes” or “including” is used in this Agreement, it will be deemed to be followed by the words “without limitation”.  The word “or” shall not be exclusive.  Any singular term in this Agreement will be deemed to include the plural, and any plural term the singular.  All pronouns and variations of pronouns will be deemed to refer to the feminine, masculine or neuter, singular or plural, as the identity of the Person referred to may require.  Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

(d)Whenever the last day for the exercise of any right or the discharge of any duty under this Agreement falls on a day other than a Business Day, the Party having such right or duty shall have until the next Business Day to exercise such right or discharge such duty.  Unless otherwise indicated, the word “day” shall be interpreted as a calendar day.  With respect to any determination of any period of time, unless otherwise set forth herein, the word “from” means “from and including” and the word “to” means “to but excluding”.

(e)The table of contents and headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.

(f)References to “dollars” or “$” mean United States dollars, unless otherwise clearly indicated to the contrary.

(g)The Parties have participated jointly in the negotiation and drafting of this Agreement; consequently, in the event an ambiguity or question of intent or interpretation arises,

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this Agreement shall be construed as jointly drafted by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

(h)No summary of this Agreement prepared by or on behalf of any Party shall affect the meaning or interpretation of this Agreement.

(i)All capitalized terms used without definition in the Exhibits and Schedules (including the Parent Disclosure Schedule and the Purchaser Disclosure Schedule) to this Agreement shall have the meanings ascribed to such terms in this Agreement.

(j)For purposes of determining whether any asset, liability or other amount was specifically recorded, identified, reserved for or accrued in the Final Balance Sheet, such asset, liability or other amount will be deemed specifically recorded, identified, reserved for or accrued in the Final Balance Sheet to the extent that (i) such asset, liability or other amount is specifically recorded, identified, reserved for or accrued in the underlying detail supporting the amounts set forth on the Final Closing Statement, including, to the extent applicable, the accounting work papers of the Company, Parent, Seller or Purchaser, as applicable, or (ii) such asset, liability or other amount was specifically recorded, identified, reserved for or accrued directly in the Final Balance Sheet.

(k)(i) All references in this Agreement to “the date hereof” or “the date of this Agreement” shall refer to the Original Signing Date, (ii) the date on which the representations and warranties set forth in Article III and Article IV are made shall not change as a result of the execution of this Agreement and shall be made as of the dates that they were made in the Original Agreement and (iii) each reference to “this Agreement” in the representations and warranties set forth in Article III and Article IV shall mean the Original Agreement.

Article II

THE PURCHASE AND SALE; CLOSING; CLOSING DELIVERABLES

Section 2.01Purchase and Sale of Shares.  Upon the terms and subject to the conditions set forth in this Agreement, and in reliance on the representations, warranties and covenants contained herein, at the closing of the Transaction (the “Closing”), Seller agrees to, and Parent agrees to cause Seller to, sell, assign, convey, transfer and deliver to Purchaser, and Purchaser agrees to purchase and accept from Seller, all Shares held by Seller, free and clear of any Liens, for a cash amount equal to the Closing Consideration.

Section 2.02The Closing.  Subject to the satisfaction of the conditions set forth in Article VI (or, to the extent permitted by applicable Law, the written waiver thereof by the Party entitled to waive any such condition), the Closing will take place remotely via the exchange of documents and signatures on the sixth (6th) Business Day after satisfaction or waiver of each condition to the Closing set forth in Article VI (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) unless another time, date or place is agreed to in writing by the Parties; provided, however, that Purchaser shall have the right, in its sole discretion, to defer the Closing until (a) the last day of

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the month during which the conditions to the Closing set forth in Article VI (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) are satisfied or waived by the Party entitled to waive any such condition or (b) if each condition to the Closing set forth in Article VI (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) is satisfied or waived during the last six (6) Business Days of a month, the last day of the following month.  The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”.  The Closing will be effective as of 12:01 a.m. (Eastern U.S. Time) on the Closing Date (the “Effective Time”).

Section 2.03Deliveries at Closing.

(a)By Parent.  Upon the terms and subject to the conditions set forth in this Agreement, at or prior to the Closing, Parent shall deliver or cause to be delivered:

(i)to Purchaser, counterparts of Transition Services Agreement, duly executed by all parties thereto;

(ii)to Purchaser, on behalf of Parent, the certificate contemplated by Section 6.03(c);

(iii)to Purchaser, the certificate or certificates representing the Shares, duly endorsed in blank by the record holder thereof or accompanied by duly executed stock power(s) endorsed in blank by the record holder thereof or other appropriate instrument of sale, assignment and transfer with respect to the Shares;

(iv)to Purchaser, a duly executed “certificate of non-foreign status”, in a form reasonably acceptable to Purchaser, that complies with the requirements of Treasury Regulations Section 1.1445-2(b); and

(v)a properly completed and duly executed counterpart to each IRS Form 8023 with respect to the Section 338(h)(10) Election.

(b)By Purchaser.  Upon the terms and subject to the conditions set forth in this Agreement, at or prior to the Closing, Purchaser shall deliver or cause to be delivered:

(i)to Seller, an amount equal to the Estimated Closing Consideration by wire transfer of immediately available funds to the account designated to Purchaser by Seller on or prior to the Closing Date;

(ii)to Parent, the certificate contemplated by Section 6.03(c); and

(iii)a properly completed and duly executed counterpart to each IRS Form 8023 with respect to the Section 338(h)(10) Election.

Section 2.04Estimated Closing Date Balance Sheet; Estimated Closing Consideration.  No later than ten (10) Business Days before the Closing Date, Parent shall deliver to Purchaser (i) an estimated unaudited consolidated balance sheet of the Company, as of

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the Closing, which shall be prepared in accordance with SAP consistently applied (except that such balance sheet will not be required to include footnotes) (the “Estimated Closing Date Balance Sheet”) and, (ii) based on the Estimated Closing Date Balance Sheet, a statement (the “Estimated Closing Statement”) accompanied by documentation reasonably satisfactory to Purchaser in support of the calculation of information set forth therein, setting forth Parent’s calculation of the Closing Consideration (the “Estimated Closing Consideration”) and each element of the definition thereof.  The Estimated Closing Statement shall be prepared by Parent in a manner consistent with the terms of (including the definitions contained in) this Agreement.

Section 2.05Post-Closing Adjustments to the Estimated Closing Consideration.

(a)From and after the Closing Date until the determination of the Final Closing Statement and Final Balance Sheet pursuant to this Section 2.05, Purchaser shall, and shall cause its Affiliates (including the Company) to, permit Parent and its Representatives reasonable access to the personnel, accountants and properties of the Company, and provide reasonable access (with the right to make copies), during normal business hours upon reasonable advance notice, to all of the books, records, Contracts and other documents (including auditor’s work papers) of the Company that are or could reasonably be relevant to the calculations set forth in the Final Closing Statement and Adjusted Closing Date Balance Sheet, any Dispute Notice or otherwise related to the negotiation or resolution of the Estimated Closing Statement or Estimated Closing Date Balance Sheet.  Parent and its Representatives shall use their reasonable best efforts to minimize any disruption to the Company or Purchaser in connection with such access.

(b)Following the Closing, Purchaser shall prepare (i) an unaudited consolidated balance sheet of the Company as of the Closing prepared in accordance with SAP consistently applied (except that such balance sheet will not be required to include footnotes) (the “Adjusted Closing Date Balance Sheet”) and (ii) a statement (“Post-Closing Statement”) setting forth Purchaser’s good-faith calculation of the Closing Consideration and each element of the definition thereof, based on the Adjusted Closing Date Balance Sheet.  Purchaser shall deliver the Post-Closing Statement, together with reasonable supporting detail as to each of the calculations set forth in the Post-Closing Statement and Adjusted Closing Date Balance Sheet to Parent no later than one hundred twenty (120) days following the Closing Date.  Notwithstanding anything herein to the contrary, the Parties agree that the Post-Closing Statement and Adjusted Closing Date Balance Sheet, and the component items and calculations therein, shall be prepared by Purchaser in accordance with the terms of (including the definitions contained in) this Agreement.  The Post-Closing Statement and Adjusted Closing Date Balance Sheet shall be conclusive, final and binding on all Parties absent manifest error unless Parent provides Purchaser written notice (a “Dispute Notice”) of any disputes or objections thereto (collectively, the “Disputed Items”) with reasonable supporting detail as to such Disputed Items, within sixty (60) days after receipt of the Post-Closing Statement and Adjusted Closing Date Balance Sheet (such period, the “Review Period”).

(c)Purchaser and Parent shall, for a period of thirty (30) days (or such longer period as Purchaser and Parent may agree in writing) following delivery of a Dispute Notice to Purchaser (the “Resolution Period”), attempt in good faith to resolve their differences (all such discussions and communications related thereto shall (unless otherwise agreed by Purchaser and

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Parent in writing) be governed by Rule 408 of the Federal Rules of Evidence and any applicable similar state rule).  Any Disputed Items whose resolutions are agreed to by Purchaser and Parent in writing, together with any items or calculations set forth in the Post-Closing Statement or Adjusted Closing Date Balance Sheet not disputed or objected to by Parent in the Dispute Notice, are collectively referred to herein as the “Resolved Matters”.  Any Resolved Matters shall be conclusive, final and binding on all Parties absent manifest error, except to the extent such component could be affected by other components of the calculations set forth in the Post-Closing Statement or Adjusted Closing Date Balance Sheet that are the subject of a Dispute Notice.  If at the end of the Resolution Period, Purchaser and Parent have been unable to resolve all of the differences that they may have with respect to the matters specified in the Dispute Notice, either of Purchaser or Parent may, upon written notice to the other, refer all matters that remain in dispute with respect to the Dispute Notice (the “Unresolved Matters”) for resolution to a partner of Ernst & Young LLP (the “Independent Accountant”).  If Ernst & Young LLP notifies the Parties that it is unwilling or unable to serve as the Independent Accountant, within thirty (30) days thereafter, the Parties will jointly select and retain a partner or senior employee of a nationally recognized accounting firm that is not the auditor or independent accounting firm of any of the Parties, who is a certified public accountant and is independent of the Parties and impartial, to serve as the Independent Accountant, and such accounting firm shall be deemed the Independent Accountant for the purposes of the immediately preceding sentence.  If, during such thirty (30) day period, the Parties cannot mutually agree on an alternate Independent Accountant, any Party may request the American Arbitration Association to appoint as the Independent Accountant, within fifteen (15) days from the date of such request or as soon as practicable thereafter, a partner in a nationally recognized accounting firm that is not the auditor or independent accounting firm of any of the Parties, who is a certified public accountant and who is independent of the Parties and impartial.  If one or more Unresolved Matters are submitted to the Independent Accountant for resolution, Purchaser and Parent shall enter into a customary engagement letter with, and to the extent necessary each Party will waive and cause its controlling Affiliates to waive any conflicts with, the Independent Accountant at the time such dispute is submitted to the Independent Accountant and shall cooperate with the Independent Accountant in connection with its determination pursuant to this Section 2.05.  Within ten (10) days after the Independent Accountant has been retained, each of Purchaser and Parent shall furnish, at its own expense, to the Independent Accountant and substantially simultaneously to the other a written statement of its position with respect to each Unresolved Matter.  Within five (5) Business Days after the expiration of such ten (10) day period, each of Purchaser and Parent may deliver to the Independent Accountant its response to the other’s position on each Unresolved Matter; provided that it delivers a copy thereof substantially simultaneously to the other.  With each submission, each of Purchaser and Parent may also furnish to the Independent Accountant such other information and documents as it deems relevant or such information and documents as may be requested by the Independent Accountant; provided that it delivers a copy thereof substantially simultaneously to the other.  The Independent Accountant may, at its discretion, conduct one or more conferences (whether in person or by teleconference) concerning the disagreement and each of Purchaser and Parent shall have the right to present additional documents, materials and other information and to have present its Representatives at each of such conferences.

(d)The Independent Accountant shall be directed to promptly, and in any event within thirty (30) days after its appointment pursuant to Section 2.05(c), render its decision on

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the Unresolved Matters (and not on any other matter or calculation set forth in the Post-Closing Statement or Adjusted Closing Date Balance Sheet).  The Independent Accountant’s determination as to each Unresolved Matter shall be set forth in a written statement delivered to each of Purchaser and Parent, which shall include the Independent Accountant’s (i) determination as to the calculation of each of the Unresolved Matters and (ii) the corresponding corrective calculations set forth in the Post-Closing Statement or Adjusted Closing Date Balance Sheet that are derived from its determination as to the calculations of the Unresolved Matters, all of which shall be conclusive, final and binding on all Parties absent manifest error.  In resolving any Unresolved Matter, the Independent Accountant may not assign a value to such item greater than the greatest value for such item claimed by Purchaser in the Post-Closing Statement or Adjusted Closing Date Balance Sheet or by Parent in the Dispute Notice or less than the lower value for such item claimed by Purchaser in the Post-Closing Statement or Adjusted Closing Date Balance Sheet or by Parent in the Dispute Notice.  The Independent Accountant shall also determine the proportion of its fees and expenses to be paid by each of Purchaser and Parent based on the relative extent (as determined by the Independent Accountant) to which the Independent Accountant has accepted the positions of Purchaser and Parent in its determination as to each Unresolved Matter.

(e)For purposes of this Agreement, subject to the third sentence of Section 2.05(b), the “Final Closing Statement” shall be (i) in the event that no Dispute Notice is delivered by Parent to Purchaser prior to the expiration of the Review Period, the Post-Closing Statement delivered by Purchaser to Parent pursuant to Section 2.05(b), (ii) in the event that a Dispute Notice is delivered by Parent to Purchaser prior to the expiration of the Review Period, and Purchaser and Parent are able to agree on all matters set forth in such Dispute Notice, the Post-Closing Statement delivered by Purchaser to Parent pursuant to Section 2.05(b), as adjusted pursuant to the agreement of Purchaser and Parent in writing, or (iii) in the event that a Dispute Notice is delivered by Parent to Purchaser prior to the expiration of the Review Period and Purchaser and Parent are unable to agree on all matters set forth in such Dispute Notice, the Post-Closing Statement delivered by Purchaser to Parent pursuant to Section 2.05(b), as adjusted by the Independent Accountant to be consistent with (A) the Resolved Matters and (B) the Independent Accountant’s determination as to the calculation of the Unresolved Matters in accordance with Section 2.05(c) and Section 2.05(d).

(f)For purposes of this Agreement, subject to the third sentence of Section 2.05(b), the “Final Balance Sheet” shall be (i) in the event that no Dispute Notice is delivered by Parent to Purchaser prior to the expiration of the Review Period, the Adjusted Closing Date Balance Sheet delivered by Purchaser to Parent pursuant to Section 2.05(b), (ii) in the event that a Dispute Notice is delivered by Parent to Purchaser prior to the expiration of the Review Period Purchaser and Parent are able to agree on all matters set forth in such Dispute Notice, the Adjusted Closing Date Balance Sheet delivered by Purchaser to Parent pursuant to Section 2.05(b), as adjusted pursuant to the agreement of Purchaser and Parent in writing or (iii) in the event that a Dispute Notice is delivered by Parent to Purchaser prior to the expiration of the Review Period and Purchaser and Parent are unable to agree on all matters set forth in such Dispute Notice, the Adjusted Closing Date Balance Sheet delivered by Purchaser to Parent pursuant to Section 2.05(b), as adjusted by the Independent Accountant to be consistent with (A) the Resolved Matters and (B) the Independent Accountant’s determination as to the calculation of the Unresolved Matters in accordance with Section 2.05(c) and Section 2.05(d).

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(g)Payment of the Post-Closing Adjustment.

(i)If the Final Closing Consideration exceeds the Estimated Closing Consideration, then within two (2) Business Days after the final determination of the Final Closing Statement, Purchaser shall pay to Seller by wire transfer of immediately available funds to an account designated by Seller the full amount by which the Final Closing Consideration exceeds the Estimated Closing Consideration (if any).  In the case of this Section 2.05(g)(i), Seller’s sole and exclusive remedy shall be to seek payment from Purchaser of the amount determined pursuant to this Section 2.05(g)(i).

(ii)If the Final Closing Consideration is less than or equal to the Estimated Closing Consideration, then within two (2) Business Days after the final determination of the Final Closing Statement, Seller shall pay to Purchaser by wire transfer of immediately available funds to an account designated by Purchaser the full amount by which the Estimated Closing Consideration exceeds the Final Closing Consideration (if any).  In the case of this Section 2.05(g)(ii), Purchaser’s sole and exclusive remedy shall be to seek payment from Seller of the amount determined pursuant to this Section 2.05(g)(ii).

(h)All payments pursuant to this Section 2.05 shall be treated as an adjustment to the Closing Consideration for all foreign, federal, state and local income Tax purposes.

Section 2.06Risk Adjustment Pool Payments and Distributions.

(a)2020 Risk Adjustment Pool Payments and Distributions.  In the event that a Billing Invoice or Distribution Notice in respect of the year ended December 31, 2020 is received by the Company after the delivery by Seller of the Estimated Closing Date Balance Sheet:

(i)If a Billing Invoice in respect of the year ended December 31, 2020 is received prior to the Closing Date, Parent shall revise the Estimated Closing Date Balance Sheet by adjusting the amount of the reserve reflected therein to account for payment into the New York risk adjustment pool (such payment, the “2020 PFL Payment” and such reserve, the “2020 PFL Risk Adjustment Reserve”), to the extent that the 2020 PFL Risk Adjustment Reserve differs from the amount of such payment reflected in the Billing Invoice, so as to be equal to such amount.

(ii)If a Billing Invoice is received after the Closing Date, Purchaser shall cause the Company to provide notice of the amount of the 2020 PFL Payment reflected therein to Parent and Seller no later than five (5) Business Days following receipt of such Billing Invoice.  Such notice shall set forth whether the 2020 PFL Payment exceeds the 2020 PFL Risk Adjustment Reserve or if the 2020 PFL Risk Adjustment Reserve exceeds the 2020 PFL Payment.  Within five (5) Business Days of receipt of such notice, (A) if the 2020 PFL Payment exceeds the 2020 PFL Risk Adjustment Reserve, Parent and Seller shall pay to Purchaser by wire transfer of immediately available funds to an account designated by Purchaser in the notice provided pursuant to this Section 2.06(a)(ii) the product of such excess amount and 79% or (B) if the 2020 PFL Risk Adjustment Reserve exceeds the 2020 PFL Payment, Purchaser shall cause the

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Company to pay to Parent (or one of its designated Affiliates) by wire transfer of immediately available funds to an account designated by Parent the product of such excess amount and 79%.

(iii)If a Distribution Notice is received prior to the Closing Date, Parent shall revise the Estimated Closing Date Balance Sheet by adjusting the 2020 PFL Risk Adjustment Reserve for receipt of funds from the New York risk adjustment pool (such receipt, the “2020 PFL Distribution”), to the extent that the 2020 PFL Risk Adjustment Reserve differs from the amount of such payment reflected in the Distribution Notice, so as to be equal to such amount.

(iv)If a Distribution Notice is received after the Closing Date, no later than five (5) Business Days following receipt by the Company of such distribution, Purchaser shall cause the Company to pay Parent (or one of its designated Affiliates) by wire transfer of immediately available funds to an account designated by Parent in an amount equal to the product of (A) the sum of (x) the 2020 PFL Distribution and (y) the 2020 PFL Risk Adjustment Reserve and (B) 79%.

(b)2021 Risk Adjustment Pool Payments and Distributions.

(i)If the Company for the year ended December 31, 2021 is required to make any payment into the New York risk adjustment pool pursuant to a Billing Invoice, the Company shall provide notice of such payment to Parent and Seller no later than five (5) Business Days following any such payment and such notice shall also set forth the prorated amount (the “2021 Prorated PFL Payment”) based on the period from January 1, 2021 until the Closing Date.  Such notice shall also set forth whether the 2021 Prorated PFL Payment exceeds the amount, prorated based on the period from January 1, 2021 until the Closing Date, reserved for such payment on the Final Balance Sheet (“2021 Prorated PFL Risk Adjustment Reserve”) or if the 2021 Prorated PFL Risk Adjustment Reserve exceeds the 2021 Prorated PFL Payment.   Within five (5) Business Days of receipt of such notice, (A) if the 2021 Prorated PFL Payment exceeds the 2021 Prorated PFL Risk Adjustment Reserve, Parent and Seller shall pay to Purchaser by wire transfer of immediately available funds to an account designated by Purchaser in the notice provided pursuant to this Section 2.06(b)(i) the product of such excess amount and 79% or (B) if the 2021 Prorated PFL Risk Adjustment Reserve exceeds the 2021 Prorated PFL Payment, Purchaser shall cause the Company to pay to Parent (or one of its designated Affiliates) by wire transfer of immediately available funds to an account designated by Parent the product of such excess amount and 79%.

(ii)If the Company for the year ended December 31, 2021 is entitled to receive a distribution from the New York risk adjustment pool (the “2021 PFL Distribution”) pursuant to a Distribution Notice, no later than five (5) Business Days following receipt by the Company of any such distribution, Purchaser shall cause the Company to pay to Parent (or one of its designated Affiliates) by wire transfer of immediately available funds to an account designated by Parent an amount equal to the product of (A) the sum of (x) the 2021 PFL Distribution prorated based on the period

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from January 1, 2021 until the Closing Date and (y) the 2021 Prorated PFL Risk Adjustment Reserve and (B) 79%.

(c)All payments pursuant to this Section 2.06 shall be treated as an adjustment to the Closing Consideration for all foreign, federal, state and local income Tax purposes.

Section 2.07Withholding Taxes.  Notwithstanding anything to the contrary contained in this Agreement, Purchaser and the Company shall be entitled to deduct and withhold from any payment payable pursuant to this Agreement such amounts as may be required to be deducted and withheld under the Code, or under any provision of state, local or foreign Tax Law.  Purchaser, Parent and Seller shall cooperate, and Parent and Seller shall cause the Company to cooperate, as reasonably requested by another Party to establish any applicable exemption or reduction to such deduction or withholding, including by providing any applicable withholding forms or certificates.  Amounts deducted and withheld pursuant to this Agreement will be treated as having been paid to the Person in respect of which such deduction or withholding was made.

Article III

REPRESENTATIONS AND WARRANTIES OF PARENT AND SELLER

Except as set forth in the disclosure schedule delivered by Parent and Seller to Purchaser concurrently with the execution of this Agreement (the “Parent Disclosure Schedule”) (it being understood and agreed by the Parties that disclosure of any item in any section or subsection of the Parent Disclosure Schedule shall be deemed disclosed with respect to another enumerated section or subsection of the Parent Disclosure Schedule to which the relevance of such item is reasonably apparent on its face), Parent and Seller hereby jointly and severally represent and warrant to Purchaser as of the date hereof and as of the Closing Date as follows:

Section 3.01Organization, Standing and Power.

(a)Each of Parent and Seller is duly incorporated, validly existing and in good standing under the Laws of its jurisdiction of incorporation and the jurisdictions under which it conducts business and has all requisite corporate power and authority to enter into, consummate the Transactions, and carry out its obligations under, this Agreement and the Ancillary Agreements to which it will be a party.  Each Affiliate of Parent (other than Seller and the Company) that will be a party to any Ancillary Agreement is duly incorporated, validly existing and in good standing under the Laws of its jurisdiction of incorporation and the jurisdictions under which it conducts business and has all requisite corporate power and authority to enter into, consummate the Transactions, and carry out its obligations under, the Ancillary Agreements to which such Person will be a party.

(b)The Company is duly incorporated, validly existing and in good standing under the Laws of its jurisdiction of incorporation and the jurisdictions under which it conducts business and has all requisite corporate power and authority to own or lease and operate all of its properties and assets and to carry on its business as it is now being conducted.  The Company is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets

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owned, leased or operated by it makes such licensing or qualification required by Law.  Parent has made available to Purchaser true, correct and complete copies of the Organizational Documents of the Company.  The Company is not in violation of any of its Organizational Documents.

Section 3.02Authorization.  The execution, delivery and performance by Parent, Seller and the Company of this Agreement and each Ancillary Agreement to which it is or will be party, and the consummation by Parent, Seller and the Company of the Transactions, have been duly and validly authorized by all requisite action of each of Parent, Seller and the Company.  This Agreement has been, and each applicable Ancillary Agreement will be, at or prior to the Closing, duly executed and delivered by each of Parent, Seller and the Company, as applicable, and, assuming due authorization, execution and delivery hereof and thereof by the other parties hereto and thereto, constitutes a legal, valid and binding obligation of each of Parent, Seller and the Company, as applicable, enforceable against each of Parent, Seller and the Company, as applicable, in accordance with its terms, except as may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar Laws of general application affecting or relating to the enforcement of creditors’ rights generally or general principles of equity, whether considered in a proceeding at Law or in equity (the “Bankruptcy and Equity Exception”).  The representations and warranties set forth in this Section 3.02 shall be made (i) with respect to the Original Agreement, as of the Original Signing Date and (ii) with respect to this Amended and Restated Agreement, as of the Signing Date.

Section 3.03Noncontravention.

(a)None of the execution and delivery of this Agreement or any applicable Ancillary Agreement by Parent, Seller or the Company, as applicable, the consummation by Parent, Seller or the Company, as applicable, of the Transactions, or compliance by Parent, Seller or the Company, as applicable, with any of the terms or provisions hereof or thereof will  conflict with or violate any provision of their respective Organizational Documents or  (A) assuming that the authorizations, consents and approvals referred to in Section 3.04 are obtained and the filings referred to in Section 3.04 are made, violate any Law applicable to Parent, Seller or the Company, (B) with or without notice, lapse of time or both, violate, breach or constitute a default under any of the terms, conditions or provisions of any Material Contract or accelerate or give rise to a right of termination, cancellation or acceleration of any of the Company’s obligations under any such Material Contract or to the loss or diminution of any of the Company’s rights or benefits under a Material Contract, (C) assuming that the authorizations, consents and approvals referred to in Section 3.04 are obtained and the filings referred to in Section 3.04 are made, with or without notice, lapse of time or both, violate, breach or constitute a default under any Permit held by the Company or by which the Company or any of its assets or properties are bound or (D) result in the creation of any Lien (other than any Permitted Lien) on any properties, rights or assets of the Company, except, in the case of clause (ii), for such violations, defaults, accelerations, rights, losses and Liens as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)No vote or consent of the holders of any class or series of capital stock or other equity interest of Parent, Seller or the Company is necessary to approve this Agreement, any Ancillary Agreement or the Transactions.

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Section 3.04Governmental Approvals.  Except for (a) filings required under, and compliance with other applicable requirements of, the HSR Act and (b) Consents set forth in Section 3.04 of the Parent Disclosure Schedule and any Consents required by the DFS in connection with the filings contemplated by Section 5.03(b)(ii), no consents, authorizations or approvals of, or filings, declarations or registrations with, any Governmental Authority are necessary for the execution, delivery and performance of this Agreement or any applicable Ancillary Agreement by Parent, Seller or the Company, as applicable, or the consummation by Parent, Seller or the Company, as applicable, of the Transactions, other than such other consents, authorizations, approvals, filings, declarations or registrations that, if not obtained, made or given, would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the consummation of the Transactions.

Section 3.05Capital Stock of the Company.

(a)As of the date hereof, one million thirty-four thousand seven hundred thirty-eight (1,034,738) Shares are issued and outstanding.

(b)Seller is the sole record and beneficial owner of all issued and outstanding Shares.  Seller has good and valid title to all such Shares, free and clear of all Liens (other than any transfer restrictions imposed by federal and state securities and insurance laws), and upon delivery by Seller of such Shares at the Closing, good and valid title to such Shares will pass to Purchaser.

(c)Except for this Agreement, Seller is not a party to any Contracts with respect to the voting, purchase, dividend rights, disposition or transfer of the capital stock of the Company.

(d)There are  no outstanding shares of capital stock of, or other equity or voting interest in, the Company,  no outstanding securities of the Company convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, the Company,  no outstanding options, warrants, rights or other commitments or agreements to acquire from the Company, or that obligate the Company to issue or register, or that restrict the transfer or voting of, any capital stock of, or other equity or voting interest in, or any securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, the Company,  no obligations of the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock of, or other equity or voting interest (including any voting debt) in, the Company (the items in clauses (i), (ii), (iii) and (iv), together with the capital stock of the Company, being referred to collectively as “Securities”),  no calls, subscriptions, preemptive rights or Contracts for the purchase or issuance of Securities,  no “phantom stock” or similar obligations of the Company,  no Contracts requiring the Company to acquire any equity interest of any other Person and  no other obligations by the Company to make any payments based on the price or value of any Securities or dividends paid thereon or revenues, earnings or financial performance or any other attribute of the Company.

(e)There are no outstanding agreements of any kind which (i) obligate the Company to repurchase, redeem or otherwise acquire any Securities, (ii) obligate the Company to preempt the sale of any Securities to Purchaser, (iii) obligate the Company to sell, or grant any Person a

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right to acquire, or in any way dispose of, any Securities or obligations exercisable or exchangeable for, or convertible into, Securities or (iv) obligate the Company to grant, extend or enter into any such agreements, and the Company does not have any outstanding bonds, debentures, notes or other obligations, the holders of which have the right to vote with the holders of the Shares on any matter.  All Shares have been duly authorized and validly issued and are fully paid, nonassessable, issued in compliance with all applicable Law concerning the issuance of securities and the Company Certificate of Incorporation and the Company Bylaws and have not been issued in violation of any preemptive or other similar rights.

Section 3.06No Subsidiaries.  The Company has (and in the last four (4) years has had) no Subsidiaries.

Section 3.07Financial Statements; No Undisclosed Liabilities.

(a)True, complete and correct copies of the statutory annual statements of the Company for the years ended December 31, 2018, 2019 and 2020, in each case, as filed with the New York State Department of Financial Services (the “DFS”), and the related consolidated statements of operations, stockholders’ equity and cash flows of the Company for the fiscal years ended December 31, 2018, 2019 and 2020 (collectively, the “Financial Statements”) have been made available to Purchaser.  The Financial Statements were, and any Additional Financial Statements will have been as of Closing, prepared from the books of account and other financial records of the Company, as applicable, and were prepared in accordance with SAP consistently applied during the periods involved except as otherwise noted therein.  The Financial Statements and Additional Financial Statements fairly present, in all material respects, the statutory financial position and the results of operations of the Company, at the dates, and for the periods, presented therein (subject, in the case of unaudited Additional Financial Statements, to changes resulting from normal year-end audit adjustments, which are not, individually or in the aggregate, material, and to the absence of certain footnotes).  No deficiency has been asserted by the DFS with respect to any Financial Statements or any Additional Financial Statements.  As of their respective filing dates, the Financial Statements and any Additional Financial Statements complied in all material respects with all requirements of applicable Law.

(b)Section 3.07(b)-1 of the Parent Disclosure Schedule sets forth a true, complete and correct list, except for immaterial inaccuracies, as of the date hereof of all of the Run-off Policies.  Section 3.07(b)-2 of the Parent Disclosure Schedule sets forth a true, complete and correct list, except for immaterial inaccuracies, as of the date hereof of all short-term statutory disability, paid family leave and related benefit and insurance policies of the Company (excluding, for the avoidance of doubt, the Run-off Policies) (the “PFL/DBL Policies”).

(c)The Company does not have any Liabilities which would be required to be reflected on, reserved against or otherwise described on a statutory financial statement of the Company prepared in accordance with SAP or the notes thereto, and were not so reflected on, reserved against or described, except Liabilities (i) reflected on, reserved against or described on the Financial Statements of the Company as at December 31, 2020 (including the notes thereto), (ii) incurred after December 31, 2020 in the ordinary course of business consistent with past practice or (iii) required or reasonably contemplated pursuant to this Agreement or the Ancillary Agreements to be incurred by the Company in connection with the Transactions.

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(d)The Company does not have any Indebtedness not otherwise listed on the Financial Statements or Additional Financial Statements other than (a) all obligations with respect to the net current Tax liabilities of the Company that are allocable to any taxable year (or portion thereof) ending on (and including), or prior to, the Closing Date (treating for purposes of this Agreement the taxable year of the Company that includes the Closing Date as closing on (and including) the Closing Date); (b) all Liabilities with respect to accrued but unpaid bonus payments, accrued or owed by the Company as of the Closing in respect of any performance period (or portion thereof) prior to and up to the Closing, together with the employer portion of any Taxes arising therefrom; and (c) all Liabilities with respect to accrued but unused vacation time, flexible time-off and sick pay to which any Business Employee is entitled pursuant to the policies applicable to such Business Employee immediately prior to the Closing.

(e)The books, records and accounts of the Company have been maintained in all material respects in compliance with all applicable Law and reasonable business practices.  The Company maintains a system of internal accounting controls sufficient to provide reasonable assurances that transactions are recorded as necessary to permit preparation of financial statements in accordance with SAP.

Section 3.08Absence of Certain Changes.  Since December 31, 2020,  except for the Transactions, the business of the Company has been conducted in all material respects in the ordinary course of business consistent with past practice and there has not been any change, occurrence or development in the financial condition, properties, assets, liabilities, business or results of operations or any other change, occurrence or development, which has had, or would, individually or in the aggregate, reasonably be expected to have, a Material Adverse Effect.

Section 3.09Legal Proceedings.  (a) There is no pending or, to the Knowledge of Parent or Seller, threatened Action (other than ordinary course claims under insurance policies within the applicable policy limits thereof) against the Company and (b) other than the Regulatory Settlement Agreement, the Company is not subject to any cease-and-desist or other Order issued by, or is a party to any written agreement, consent agreement, memorandum of understanding, commitment letter or similar undertaking between the Company, on the one hand, and any Governmental Authority, on the other hand, or is subject to any Order by, or is a recipient of any extraordinary supervisory letter from, or has adopted any policy, procedure or board resolutions at the request of, any Governmental Authority, that materially restricts the conduct of its business or gives rise to any capital maintenance obligations, nor, since December 31, 2018, has Parent, Seller or the Company been advised in writing by any Governmental Authority that it is considering issuing or requesting any of the foregoing.

Section 3.10Compliance with Laws; Permits.

(a) (i) The Company is, and has been since December 31, 2018, in compliance in all material respects with all Laws applicable to the Company or its respective business operations, (ii) since December 31, 2018, Parent, Seller and the Company have not received any written notice from any Governmental Authority of any material violation of any Laws by the Company, (iii) the Company holds all Permits required by Law for the lawful conduct of its respective businesses as presently conducted (but, for the avoidance of doubt, excluding any Permits and Contracts relating to Intellectual Property) (the “Business Licenses”), (iv) all Business Licenses

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are valid and in good standing and are in full force and effect, (v) the Company is in compliance in all material respects with the terms of all of the Business Licenses and (vi) the Company and its Affiliates have not received any written communication alleging any material noncompliance on the part of the Company with respect to any Law that has not been cured as of the date hereof.  To the Knowledge of the Seller and the Parent, the Company is in full compliance with its obligations under the Regulatory Settlement Agreement, and the Company has implemented a compliance plan that, based on the Company’s discussions with the relevant regulators to date, satisfies the concerns and exceptions noted in such agreements.

(b)Except as would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the consummation of the Transactions, Parent and Seller are in compliance with all Laws applicable to Parent and Seller, respectively.

Section 3.11Insurance Matters.

(a)Prior to the date of this Agreement, Parent has delivered or made available to Purchaser a true, correct and complete copy of all material actuarial reports prepared by actuaries, independent or otherwise, with respect to the Company since December 31, 2018, and all attachments, addenda, supplements and modifications thereto (the “Company Actuarial Analyses”).  Each Company Actuarial Analysis was based, in all material respects, upon an accurate inventory of policies relevant to such Company Actuarial Analysis as at the relevant time of preparation.

(b)Since December 31, 2018, all policies, binders, slips, certificates and other agreements of insurance, in effect as of the date of this Agreement (including all applications, supplements, endorsements, riders and ancillary documents in connection therewith) that are issued by the Company, and any and all marketing materials related thereto, are, to the extent required under applicable Law, on forms and at rates approved by the insurance regulatory authority of the jurisdiction where issued or, to the extent required by applicable Law, have been filed with and not objected to by such authority within the period provided for objection.  Since December 31, 2018, the Company has filed all material reports, statements, documents, registrations, filings or submissions required to be filed by it with any Governmental Authority.  All such reports, statements, documents, registrations, filings and submissions are in compliance (and complied at the relevant time) in all material respects with applicable Law.

(c)Each Material Producer, at the time such Material Producer solicited, negotiated, sold or produced business for the Company, to the extent required by Law, was duly and appropriately appointed by the Company to act as a producer and, to the Knowledge of Parent and Seller, was duly and appropriately licensed as a producer (for the type of business solicited, negotiated, sold or produced by such Material Producer), in each case, in the particular jurisdiction in which such Material Producer solicited, negotiated, sold or produced such business.  Since December 31, 2018, each Material Producer was appointed and compensated by the Company in compliance in all material respects with applicable Law.

(d)To the Knowledge of Parent and Seller, each TPA is duly and appropriately licensed in all material respects for the type of services or products provided by such TPA, in each case, in the particular jurisdiction in which such TPA provided such services or products,

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and is, and since January 1, 2018 has been, in compliance in all material respects with all applicable Law.

Section 3.12Insurance Policies.  Section 3.12 of the Parent Disclosure Schedule sets forth a list of all in-force property and liability insurance policies and fidelity or financial institution bonds that are maintained by or for the benefit of the Company, including enterprise-wide insurance policies that cover (a) the Company on the one hand and (b) one or more of Parent or its Affiliates on the other hand.  All current property and liability insurance policies covering the Company are in full force and effect (and all premiums due and payable thereon have been paid in full on a timely basis), and no written notice of cancellation, termination or revocation or other written notice that any such insurance policy is no longer in full force or effect or that the issuer of any such insurance policy is not willing or able to perform its obligations thereunder has been received as of the date hereof by Parent or its Affiliates.  None of Parent, Seller or the Company, nor, to the Knowledge of Parent, any insurer under such property and liability insurance policies, is in violation or breach of, or default under, any provision thereof.  There are no claims by or on behalf of the Company pending under any such insurance policies as to which coverage has been denied by the insurer or as to which, after reviewing the information provided with respect to such claim, the insurer has advised in writing that it intends to deny.

Section 3.13Material Contracts.

(a)Section 3.13(a) of the Parent Disclosure Schedule sets forth a list of all the following Contracts (other than insurance or reinsurance Contracts, Benefit Plans and investment assets) to which the Company is a party as of the date hereof (the “Material Contracts”):

(i)Contracts with Material Producers;

(ii)Material Vendor Contracts;

(iii)Contracts that involved the expenditure of more than $75,000 in the aggregate during (A) the twelve (12) month period ended as of December 31, 2020 or (B) the twelve (12) month period ended as of December 31, 2019;

(iv)joint venture, investment, partnership, stockholder, limited liability or other similar Contracts (other than distribution agreements and reseller agreements entered into in the ordinary course of business consistent with past practice);

(v)Contracts providing for the direct or indirect acquisition or disposition by the Company of any business, division or product line (whether by merger, sale of stock, sale of assets or otherwise), or capital stock of any other Person since December 31, 2015;

(vi)Contracts providing for the incurrence of any Indebtedness having an outstanding principal amount of more than $50,000 or the making of any loans (other than loans made to employees in the ordinary course of business consistent with past practice);

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(vii)Contracts that prohibit the payment of dividends or distribution in respect of the capital stock of the Company, the pledging of the capital stock of the Company or the incurrence of Indebtedness by the Company;

(viii)Contracts under which the Company has directly or indirectly guaranteed or otherwise agreed to be responsible for Indebtedness of more than $100,000 for borrowed money or other obligations or liabilities of any Person (except for Indebtedness for borrowed money or other obligations or liabilities);

(ix)Contracts containing covenants requiring capital expenditures in excess of $75,000 on an annual basis or in excess of $150,000 in the aggregate;

(x)Contracts creating any Lien (other than Permitted Liens) upon any material assets of the Company, other than purchase money security interests in connection with the acquisition of equipment in the ordinary course of business consistent with past practice;

(xi)Contracts pursuant to which (A) any license or other rights with respect to material Intellectual Property is granted by a third party to, or granted to a third party by, the Company, other than agreements for unmodified, generally commercially available “off-the-shelf” Software that have been granted on standardized, generally available terms, (B) the Company has assigned or transferred or agreed to assign or transfer any material Intellectual Property to any third party or (C) the Company is subject to any obligation or covenant with respect to the use, licensing, enforcement, prosecution or other exploitation of any material Intellectual Property, including standstills, settlements and trademark co-existence or consent Contracts;

(xii)(A) Contracts containing provisions or covenants that (1) expressly limit or purport to limit the ability of the Company (or, after the Closing, Purchaser or any of its Affiliates) to engage in any line of business or with any Person or engage in any business activity in any geographic area or (2) restrict, directly or indirectly, the Company’s (or, after the Closing, Purchaser’s or its Affiliates) ability to solicit or hire any Person or solicit business from any Person, (B) Contracts that could require the disposition of any material assets or line of business of the Company (or, after the Closing, Purchaser or its Affiliates) and (C) Contracts that contain a “most favored nation” provision or, following the Closing, would reasonably be expected to obligate Purchaser or any of its Affiliates to conduct business with any third party on a preferential or exclusive basis (each such Contract as specified in clauses (A), (B) and (C), a “Restricted Contract”);

(xiii)Contracts between, on the one hand, the Company, and, on the other hand, any Affiliates of the Company, and any Affiliate Agreements;

(xiv)operating leases or subleases (or group of related operating leases or subleases with respect to a single transaction or series of related transactions) under which the Company leases or occupies Leased Real Property;

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(xv)Contracts with a Governmental Authority;

(xvi)Contracts that contain a put, call, right of first refusal, right of first offer or similar right pursuant to which the Company could be required to, directly or indirectly, purchase or sell, as applicable, any securities, capital stock or other interests, assets or business of any Person;

(xvii)Contracts related to any settlement of any material Actions;

(xviii)Contracts as to which the consequences of its existence or a default, a non-renewal or a termination thereof would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; and

(xix)Except for contracts that are terminable within ninety (90) days, Contracts that require the consent of, or grant a termination right to, any party thereto in connection with the consummation of the Transactions.

(b)Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) each Material Contract is valid and binding on the Company and is in full force and effect and enforceable in accordance with its terms, (ii) the Company and, to the Knowledge of Parent and Seller, each of the other parties thereto are not in breach of, default or violation under any of such Material Contracts and, to the Knowledge of Parent and Seller, no event has occurred that with notice or lapse of time, or both, would constitute such a breach, default or violation, and (iii) none of Parent or its Affiliates has received written notice of the existence of any event or condition which constitutes, or, after notice or lapse of time or both, will constitute, a breach on the part of the Company of any such Material Contract.  A copy of each Material Contract has previously been made available by Parent to Purchaser.

Section 3.14Intellectual Property; IT Assets; Privacy

(a)Section 3.14(a) of the Parent Disclosure Schedule sets forth a list, as of the date hereof, of all Registered Company Intellectual Property.  Each item of Registered Company Intellectual Property that is material to the business of the Company is subsisting, valid and enforceable.  There are no Actions pending or, to the Knowledge of Parent or Seller, threatened with respect to any material Registered Company Intellectual Property, including with respect to the validity or enforceability thereof, except as may reasonably be expected during the ordinary course of prosecution of applications for Intellectual Property with a Governmental Authority.

(b)The Company is the sole and exclusive owner and possesses all right, title and interest in and to the Company Intellectual Property (free and clear of any Liens other than Permitted Liens), and otherwise has a valid, written and enforceable right to use each item of material Intellectual Property used or held for use by the Company as currently conducted and as intended to be conducted, and all such ownership or other rights to use such Intellectual Property shall survive the consummation of the Transactions without modification, cancellation, termination or suspension, or acceleration of any right, obligation or payment with respect to any such Intellectual Property.  No material Company Intellectual Property is subject to any

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outstanding Order or agreement adversely affecting the Company’s ownership or use of, or any rights in or to, any such Intellectual Property.

(c)The operation of the business of the Company and the making, using, importing, sale, offering for sale, disposition or any other exploitation of any product or service of the Company as currently conducted or as proposed to be conducted, since December 31, 2018, has not infringed, misappropriated or otherwise violated any Intellectual Property of any third Person in any material respect.  Since December 31, 2018, there has not been any pending or threatened Actions (including any “cease and desist” letter or invitation to take a license) against the Company alleging that the operation of the business of the Company or the making, using, importing, sale, offering for sale, disposition or any other exploitation of any product or service of the Company infringes, misappropriates or otherwise violates any Intellectual Property of any third Person.

(d)Since December 31, 2018, to the Knowledge of Parent and Seller, no third Person has infringed, misappropriated or otherwise violated any Intellectual Property owned by the Company in any material respect, and the Company has not asserted any claim (including any “cease and desist” letter or invitation to take a license) or commenced any Action against any Person alleging any such infringement, misappropriation or violation.

(e)The Company has taken all reasonable measures to maintain, protect and enforce its rights in the material Intellectual Property owned by the Company, including the confidentiality of all material Trade Secrets that are included therein, and no such material Trade Secret has been used or discovered by or disclosed to any Person except pursuant to written, valid and enforceable non-disclosure agreements protecting the confidentiality thereof, which such agreements have not been breached in any material respect.

(f)All of the Company’s current and former employees, contractors, consultants and other personnel who have been involved in development or creation of any Intellectual Property for or on behalf of the Company have executed a written agreement containing a valid, enforceable and irrevocable present assignment of all right, title and interest in and to such Intellectual Property to the Company.

(g)No Software (or products containing Software) sold, licensed, conveyed or distributed by the Company contains, is derived from, or links to any Software that is governed by an Open Source License.  The Company is in material compliance with all Open Source Licenses to which any such Software used by the Company is subject.

(h)The Company is the sole and exclusive owner and possesses all right, title and interest in and to the Company IT Assets (free and clear of any Liens other than Permitted Liens), or otherwise has a valid, written and enforceable right to use each material IT Asset used or held for use by the Company as currently conducted and as intended to be conducted, and all such ownership or other rights to use such IT Assets shall survive the consummation of the Transactions without modification, cancellation, termination or suspension, or acceleration of any right, obligation or payment with respect to any such IT Assets.  All of the IT Assets used or held for use by the Company as currently conducted and as intended to be conducted: (i) operate and perform in all material respects as required by the Company for the operation of its business

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as currently conducted or intended to be conducted; (ii) since December 31, 2018, have not materially malfunctioned or failed, or suffered a material Security Breach or material unscheduled downtime; and (iii) are free from any viruses, worms and other malware.

(i)With respect to the IT Assets used or held for use by the Company as currently conducted and as intended to be conducted, the Company has, within the past twelve (12) months, conducted reasonable penetration testing, risk assessments and data backup, data storage, data processing (including the Processing of Personal Information), system redundancy and disaster avoidance and recovery testing consistent with industry best practices for similarly situated insurance companies.  The Company has resolved in all material respects each material deficiency identified in any such testing or assessment. The Company has delivered or made available to Purchaser true, correct and complete copies of the results and reports of any such testing or assessment.

(j)The Company has at all times complied in all material respects with all Privacy Laws and contractual and fiduciary obligations relating to data privacy, protection and security (including with respect to Processing of any Personal Information), including the Privacy Policies.  The consummation of the proposed Transactions will not violate any Privacy Laws or result in any material breach or violation of any of the Company’s Privacy Policies.  Since December 31, 2018, the Company has not been under investigation by any Governmental Authority for a violation of any applicable Privacy Law and no claims have been asserted or threatened in writing against the Company by any Person or Governmental Authority alleging any violation of Privacy Laws or the Privacy Policies.

(k)The Company and, to the Knowledge of Parent and Seller, any third parties (including any third party administrators) acting on its behalf, (i) maintain a comprehensive and written information privacy and security protocol that complies with all applicable Privacy Laws and Privacy Policies, and (ii) maintain reasonable measures to protect the privacy, operation, confidentiality, integrity and security of all Personal Information against any Security Breach.  The Company and, to the Knowledge of Parent and Seller, any third parties (including any third party administrators) acting on the Company’s behalf, have not suffered a material Security Breach, been required to notify any Person or Governmental Authority of any Security Breach or been adversely affected by any viruses, worms or other malware or denial-of-service attacks on any IT Assets.  All Business Employees, employees, contractors, consultants and other personnel of the Company who have access to or have a role in the Processing of Personal Information have been informed of and trained regarding Privacy Laws and the Privacy Policies.  The Company does not transfer personal data outside the United States.

Section 3.15Employee Benefits Matters

(a)Section 3.15(a) of the Parent Disclosure Schedule sets forth a list of each material Benefit Plan and separately identifies each Benefit Plan that is sponsored by the Company (each, a “Company Benefit Plan”).  For purposes of this Agreement, “Benefit Plan” means any “employee benefit plan” (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 (“ERISA”)) and any other compensation or employee benefit plan, policy, program, arrangement or agreement, whether or not covered by ERISA, for the benefit of any Business Employee or any individual service provider who primarily provides services to the

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Business, including any incentive compensation, equity or equity-based compensation, profit-sharing, retirement, post-retirement, severance or termination pay, employment, individual consulting, paid time off, fringe benefit, welfare, bonus, gross-up, retention, change-in-control or deferred compensation plan, policy, program, arrangement or agreement, sponsored by, maintained by, or contributed to by Parent or any Affiliate thereof (including Seller and the Company) or to which Parent or any Affiliate thereof is obligated to contribute or pursuant to which Parent or any Affiliate thereof has any potential liability, other than, in each case, any such plan, policy, program, arrangement or agreement that is sponsored by a Governmental Authority.

(b)With respect to each Benefit Plan, Parent or Seller has made available to Purchaser copies of (in each case, only if applicable) (i) each plan document, including any amendments thereto, (ii) a written description of such Benefit Plan if such plan is not set forth in writing, (iii) the two most recent annual reports on Form 5500 required to be filed with the IRS, (iv) the most recent summary plan descriptions, including any summary of material modifications thereto, (v) each trust agreement or other funding arrangement relating to any Benefit Plan, (vi) the most recent financial statement and actuarial or other valuation reports prepared with respect to any Benefit Plan and (vii) all material correspondence to or from any Governmental Authority received in the last three years with respect to any Benefit Plan.

(c)(i) Each Benefit Plan has been established and administered in all material respects in compliance with its terms and applicable Law, (ii) neither Parent, any Affiliate thereof (including Seller and the Company) nor, to the Knowledge of Parent and Seller, any third party has engaged in any non-exempt “prohibited transaction” (within the meaning of Section 4975 of the Code or Section 406 of ERISA), with respect to any Benefit Plan that could reasonably be expected to result in the imposition of any liability to the Company, (iii) there are no pending or, to the Knowledge of Parent and Seller, threatened claims (other than routine claims for benefits), audits, actions or proceedings with respect to any Benefit Plans and (iv) all contributions or other amounts payable by the Company with respect to each Benefit Plan in respect of current or prior plan years have been paid or accrued in accordance with GAAP or SAP in all material respects.

(d)All Benefit Plans that are “employee pension plans” (as defined in Section 3(2) of ERISA) that are intended to be tax-qualified under Section 401(a) of the Code (each, a “Seller Pension Plan”) have received a favorable opinion letter from the IRS or are entitled to rely on a favorable determination letter from the IRS, or have filed a timely application therefor and, to the Knowledge of Parent and Seller, no event has occurred since the date of the most recent determination letter that has not been revoked or application therefor relating to any such Seller Pension Plan that would reasonably be likely to cause the loss of such qualification status of such Seller Pension Plan. Parent or Seller has made available to Purchaser a copy of the most recent determination or opinion letter received with respect to each Seller Pension Plan, as well as a copy of each pending application for a determination letter (if any).

(e)Neither Parent, any Affiliate thereof (including Seller and the Company) nor any trade or business, whether or not incorporated, that, together with Parent or any Affiliate thereof would be treated as a single employer under Section 414 of the Code, (i) has contributed (or has any obligation of any sort) in the last six (6) years to a plan that is subject to Title IV of ERISA

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or Section 302 of ERISA or Section 412 of the Code (or similar provision under non-U.S. law) or (ii) has maintained, established, participated in or contributed to, or is or has been obligated to contribute to, or has otherwise incurred any obligation or liability (including any contingent liability) under any “multiemployer pension plan” (as defined in Section 3(37) of ERISA).  No Benefit Plan is a “multiple employer plan” (within the meaning of Section 4063 of ERISA).

(f)No Benefit Plan provides health, medical, dental or life insurance benefits following retirement or other termination of employment, except as required under Section 4980B of the Code or any other similar applicable Law or for coverage through the end of the calendar month in which a termination of employment occurs.

(g)Neither the execution of this Agreement, stockholder or other approval of this Agreement nor the consummation of the Transactions (whether alone or in connection with any other event(s)) could (i) entitle any Business Employee to severance pay or any increase in severance pay, (ii) accelerate the time of payment or vesting, or trigger any payment or funding (through a grantor trust or otherwise), or increase the amount, of compensation due to any Business Employee, (iii) cause Parent or any Affiliate thereof (including Seller and the Company) to transfer or set aside any assets to fund any benefits under any Benefit Plan or (iv) limit or restrict the right to merge, amend, terminate or transfer the assets of any Benefit Plan on or following the Closing.

(h)Neither the execution of this Agreement, stockholder or other approval of this Agreement nor the consummation of the Transactions (whether alone or in connection with any other event(s)) could result in the payment of any amount that could, individually or in combination with any other such payment, constitute an “excess parachute payment”, as defined in Section 280G(b)(1) of the Code.

(i)Neither Parent nor any Affiliate thereof (including Seller and the Company) has an obligation to provide, and no Benefit Plan provides any Business Employee with the right to, a “gross-up”, indemnification reimbursement or similar payment in respect of any Taxes that may become payable under Section 409A or 4999 of the Code.

(j)No Benefit Plan is maintained outside the jurisdiction of the United States or covers any Business Employees who reside or work outside the United States.

(k)Section 3.15(k) of the Parent Disclosure Schedule sets forth, with respect to each Business Employee, (1) an estimate of the amount (or value if such payment is not made in cash) of the payments to be made to such employee by Parent or any Affiliate thereof (including Seller and the Company) in connection with the consummation of the Transactions (for example, co-invest interests, management promote interests, transaction bonuses or severance), and (2) whether such employee is a party to or is bound by any employment agreement or restrictive covenants (for example, noncompetition, nonsolicitation or confidentiality covenants) with Parent, Seller or any other parent entity of the Company.  Any agreement triggering payment of the type described in Section 3.15(k)(1) or listed in Section 3.15(k)(2) of the Parent Disclosure Schedule has been provided by Parent or Seller to Purchaser.

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Section 3.16Labor.

(a)Prior to the date hereof, Parent or Seller has provided a true, complete and correct list of all Business Employees as of the date thereof that sets forth, to the extent permitted by applicable Law, name or employee identification number of such Business Employees.  As of the Closing Date, the Employee Census will be true, complete and correct.

(b)No Business Employee is covered by any collective bargaining agreement, contract or other arrangement or understanding with a labor union or a labor organization, and, to the Knowledge of Parent and Seller, there are no activities or proceedings by any individual or group of individuals, including representatives of any labor organizations or labor unions, to organize any Business Employees.  There are no (a) strikes, work stoppages, work slowdowns, lockouts or other labor disputes pending or, to the Knowledge of Parent and Seller, threatened against by the Business Employees and no such disputes have occurred since December 31, 2018 or (b) unfair labor practice charges or complaints pending or, to the Knowledge of Parent and Seller, threatened by or on behalf of any Business Employees or group of Business Employees.

(c)With respect to the Business Employees, Parent and its Affiliates (including Seller and the Company) are, and for the past three (3) years have been, in compliance in all material respects with all applicable Law respecting labor, employment, fair employment practices (including equal employment opportunity laws), terms and conditions of employment, workers’ compensation, occupational safety and health, affirmative action, employee privacy, workplace discrimination and harassment, sexual harassment, immigration, employee leave issues, plant closings, employee classification and wages and hours.  With respect to the Business Employees, neither Parent nor any Affiliate thereof (including Seller and the Company) has incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act or any similar state or local Law that remains unsatisfied.

(d)To the Knowledge of Parent and Seller, in the last five (5) years, no allegations of harassment, discrimination or sexual misconduct have been made against any Business Employee who is an officer or any Key Employee in his or her capacity as a director, employee or other service provider of Parent or any Affiliate thereof (including Seller and the Company).

Section 3.17Tax Matters

(a)(i) The Company has timely filed with the appropriate Governmental Authority, or has caused to be timely filed on its behalf (taking into account any extension of time within which to file), all Tax Returns required by Law to be filed by it, and all such filed Tax Returns are true, correct and complete in all material respects, and (ii) all Taxes payable by or on behalf of the Company have been timely paid.  With respect to any period for which such Tax Returns have not yet been filed or for which such Taxes are not yet due or owing, the Company has made due and sufficient accruals for such Taxes on the Financial Statements and Additional Financial Statements.  As of the date hereof, the Company is the beneficiary of an extension of time within which to file any Tax Return.

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(b)No deficiency with respect to Taxes has been proposed, asserted or assessed in writing against the Company which has not been fully paid or adequately reflected on the Financial Statements and Additional Financial Statements.

(c)No federal, state, local, foreign or other audits, investigations or other administrative proceedings or court proceedings are presently pending, or to the Knowledge of Parent and Seller have been threatened or proposed, with regard to Taxes of the Company.

(d)The Company has not received nor requested any Tax rulings, nor has it entered into a closing agreement with respect to any of its income and/or assets.

(e)The Company does not have any liability for Taxes of any Person arising from the application of Treasury Regulations Section 1.1502-6 or any analogous provision of state, local or foreign Law, or as transferee or successor, by Contract or otherwise.

(f)The Company will not be a party to, is bound by or has any obligation under any Tax sharing, Tax allocation or Tax indemnity Contract (other than any commercial Contracts entered into in the ordinary course of business consistent with past practice that do not relate primarily to Taxes), other than any such Contracts that terminate with respect to the Company effective as of the Closing Date.

(g)All Taxes required by Law to be withheld, collected or deposited by or with respect to the Company have been timely withheld, collected or deposited, as the case may be, and, to the extent required by Law, have been timely paid to the relevant Governmental Authority.

(h)The Company has not participated in a “listed transaction” under Section 6011 and Section 6707A(c)(2) of the Code and the Treasury Regulations promulgated thereunder (or any corresponding or similar provision of state, local or foreign Law).

(i)There are no Tax Liens upon any of the assets or properties of the Company, other than Permitted Liens.

(j)No written claim has been made by a Governmental Authority in a jurisdiction where the Company does not file a Tax Return that the Company is or may be subject to taxation by that jurisdiction in respect of Taxes that would be covered by or the subject of such Tax Return, which claim has not been fully resolved.

(k)The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any period (or any portion thereof) ending after the Closing Date as a result of any installment sale or other transaction entered into prior to the Closing, any accounting method change or closing agreement executed prior to the Closing, any prepaid amount received prior to the Closing, any intercompany transaction or excess loss account described in Section 1502 of the Code (or any corresponding provision of state, local or foreign Law) existing prior to the Closing, any election under Section 108(i) of the Code (or any corresponding provision of state, local or foreign Law), or the application of Section 965 of the Code (including as the result of any election under Section 965(h) of the Code).

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(l)The Company is not, has not been, or will not be, a “United States real property holding corporation” within the meaning of Section 897 of the Code during the five (5) year period ending on the Closing Date.

(m)The Company is not a “life insurance company” taxed pursuant to Section 816 of the Code.  None of the insurance policies issued or sold by the Company provide “health insurance coverage” as defined by Section 9832 of the Code.

(n)The Company has never been a member of an affiliated, consolidated, combined or unitary group for income Tax purposes, other than an affiliated, consolidated, combined or unitary group where Seller or Parent is the common parent in the last five (5) years.

(o)The Company has never been a “distributing corporation” or a “controlled corporation” within the meaning of Section 355 of the Code in a transaction intended to qualify under Section 355 of the Code.

(p)The Company has not delayed the payment of any payroll or other employment-related Taxes pursuant to Section 2302 of the CARES Act or otherwise.

(q)The Company is not engaged in and has never been engaged in a trade or business through a “permanent establishment” within the meaning of an applicable income Tax treaty in any country other than the United States.

(r)Parent is eligible to make an election under Section 338(h)(10) of the Code and any corresponding elections under state, local or non-U.S. law with respect to the sale of stock of the Company, and no consent is required from any third party with respect to such election.

Section 3.18Real Property

.  The Company does not own any real property.  Section 3.18 of the Parent Disclosure Schedule sets forth all property leased or subleased by the Company (the “Leased Real Property”).  The Company has valid, legally binding, enforceable leases or subleases, as applicable, for each Leased Real Property that are in full force and effect, and the Company is not in material breach of or default under any such lease or sublease, and all Leased Real Property is free and clear of all Liens (except for Permitted Liens).

Section 3.19Environmental Matters.  The Company has complied at all times in all material respects with applicable Environmental Laws and has not leased, owned or operated any property which could be expected to require investigation or remediation and none of Parent or its Affiliates has received any claim or notice regarding potential liability of the Company in connection with any Environmental Law, and there are no other circumstances or conditions involving the Company that could be expected to result in any claim, liability, cost or restriction on the ownership, use or transfer of any property in connection with any Environmental Law.

Section 3.20Interested Party Transactions.  As of the date hereof, no employee or director of the Company or any Person owning directly or indirectly one percent (1%) or more of the Shares as of the date hereof (any such person or entity, an “Interested Party”) or, to the Knowledge of Parent and Seller, any Affiliate or family member of any such Interested Party is a party to any Contract with or binding upon the Company or has any material interest in any property or assets owned by the Company or has engaged in any material transaction with the

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Company (in each case, other than those related to a Benefit Plan or other ordinary course employment, compensation or incentive arrangements) (all such Contracts, the “Affiliate Agreements”).

Section 3.21Reserves.  The aggregate insurance policy reserves of the Company for claims, losses, loss adjustment expenses, payment of benefits, unearned premium, expenses and claims litigation that are reflected in the Financial Statements as of December 31, 2020, (i) were computed in accordance with generally accepted actuarial standards consistently applied throughout the specified periods and were fairly stated, in accordance with sound actuarial principles, and (ii) met the requirements of applicable Law in all material respects and were at least as great as the minimum aggregate amounts required by applicable Law.  Neither this Section 3.21 nor anything else in this Agreement shall constitute a representation or warranty with respect to the adequacy or sufficiency of such reserves or the effect of the adequacy or sufficiency of such reserves on any line item or asset, liability or equity amount on any Financial Statement.

Section 3.22Reinsurance.  Copies of each reinsurance agreement under which (x) the Company acts as ceding insurer and under which there was more than one million dollars ($1,000,000) of reserves ceded as of December 31, 2020 and (y) the Company acts as assuming insurer (collectively, the “Material Reinsurance Contracts”) have been made available by Parent to Purchaser.  (a) Each Material Reinsurance Contract is in full force and effect, (b) with respect to each Material Reinsurance Contract under which the Company acts as a ceding insurer and for which the Company has taken reserve credit on its statutory annual statements as of December 31, 2020, the Company has appropriately taken such reserve credit in accordance with SAP and applicable Law and (c) the Company and, to the Knowledge of Parent and Seller, any counterparty to any Material Reinsurance Contract is not (with or without notice or lapse of time or both) in breach under the terms of such Material Reinsurance Contract.  As of the date hereof, no amounts due to the Company under the terms of any Material Reinsurance Contract are more than ninety (90) days past due.  None of the execution and delivery of this Agreement or any Ancillary Agreement by Parent, Seller or the Company, the consummation by Parent, Seller or the Company of the Transactions, or compliance with any of the terms or provisions hereof or thereof by Parent, Seller or the Company, with or without notice, lapse of time or both, violate, breach or constitute a default under any of the terms, conditions or provisions of any Material Reinsurance Contract or accelerate or give rise to a right of termination, cancellation or acceleration of any of the Company’s obligations under any such Material Reinsurance Contract or to the loss of any benefit under a Material Reinsurance Contract, except for such violations, defaults, accelerations, rights and losses as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.23Investment Assets.  Parent has provided to Purchaser prior to the date hereof a true, correct and complete list of all securities and investment assets, including bonds, notes, debentures, mortgage loans, real estate and all other instruments of Indebtedness, stocks, partnerships, joint venture interests and all other equity interests, certificates issued by or interests in trusts and derivatives (collectively, the “Investment Assets”), carried on the books and records of the Company as of December 31, 2020 with information included therein as to the book value of each such Investment Asset and the market value thereof as of December 31, 2020 (whether or not required by GAAP or SAP to be reflected on a balance sheet), and copies of the

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investment guidelines of the Company as in effect as of the date hereof.  As of the date hereof, all such Investment Assets that continue to be held by the Company comply in all material respects with such investment guidelines and in all material respects with all applicable Law.  As of the date of this Agreement, the Company has good and marketable title to all of the Investment Assets it purports to own, free and clear of all Liens other than Liens created or incurred in the ordinary course of the Company’s investment operations consistent with past practice.  The Investment Assets held by the Company that were listed as admitted assets on its Financial Statements as of December 31, 2020 were qualified or eligible to be admitted assets of the Company under applicable insurance Laws.

Section 3.24Brokers and Other Advisors.  Except for Raymond James Ltd., no broker, investment banker, financial advisor, intermediary, finder or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses, directly or indirectly, in connection with the Transactions.  Parent is solely responsible for the payment of the fees and expenses of any broker, investment banker, financial advisor, intermediary, finder or other Person acting in a similar capacity in connection with the Transactions based upon arrangements made by or on behalf of Parent or any of its Affiliates.

Section 3.25CARES Act.  The Company has not either (a) submitted any application which has not been rescinded, terminated or withdrawn in writing or (b) received any funds under or incurred any Indebtedness pursuant to the CARES Act or any other economic relief or stimulus legislation or program passed by the United States Congress or any state legislature in 2020.

Article IV

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Except as set forth in the disclosure schedule delivered by Purchaser to Seller concurrently with the execution of this Agreement (the “Purchaser Disclosure Schedule”) (it being understood and agreed by the Parties that disclosure of any item in any section or subsection of the Purchaser Disclosure Schedule shall be deemed disclosed with respect to another enumerated section or subsection of the Purchaser Disclosure Schedule to which the relevance of such item is reasonably apparent on its face), Purchaser hereby represents and warrants to Seller, as of the date hereof and as of the Closing date, as follows:

Section 4.01Organization, Standing and Power.  Purchaser is duly incorporated, validly existing and in good standing under the Laws of its jurisdiction of incorporation and the jurisdictions under which it conducts business and has all requisite corporate power and authority to enter into, consummate the Transactions, and carry out its obligations under, this Agreement and the Ancillary Agreements to which Purchaser is or will be a party.

Section 4.02Authorization.  The execution, delivery and performance by Purchaser of this Agreement and each Ancillary Agreement to be executed by Purchaser, and the consummation of the Transactions, have been duly and validly authorized by all requisite action of Purchaser.  This Agreement has been, and each Ancillary Agreement to be executed by

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Purchaser will be, at or prior to the Closing, duly executed and delivered by Purchaser and, assuming due authorization, execution and delivery hereof and thereof by the other parties hereto and thereto, constitutes a legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, subject to the Bankruptcy and Equity Exception. The representations and warranties set forth in this Section 4.02 shall be made (a) with respect to the Original Agreement, as of the Original Signing Date and (b) with respect to this Amended and Restated Agreement, as of the Signing Date.

Section 4.03Noncontravention.

(a)None of the execution and delivery of this Agreement or any Ancillary Agreement to be executed by Purchaser, the consummation by Purchaser of the Transactions, or compliance by Purchaser with any of the terms or provisions hereof or thereof will  conflict with or violate any provision of the Organizational Documents of Purchaser or  assuming that the authorizations, consents and approvals referred to in Section 4.04 are obtained and the filings referred to in Section 4.04 are made, violate any Law applicable to Purchaser, except, in the case of clause (ii), for such violations as would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the consummation of the Transactions.

(b)No vote or consent of the holders of any class or series of capital stock or other equity interest of Purchaser is necessary to approve this Agreement, any Ancillary Agreement to be executed by Purchaser or the Transactions.

Section 4.04Governmental Approvals

.  Except for (a) filings required under, and compliance with other applicable requirements of, the HSR Act, and (b) Consents set forth in Section 4.04 of the Purchaser Disclosure Schedule, no consents, authorizations or approvals of, or filings, declarations or registrations with, any Person or Governmental Authority are necessary for the execution, delivery and performance of this Agreement and any Ancillary Agreement to be executed by Purchaser and the consummation by Purchaser of the Transactions, other than such other consents, authorizations, approvals, filings, declarations or registrations that, if not obtained, made or given, would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the consummation of the Transactions.

Section 4.05Legal Proceedings.  Except as would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the consummation of the Transactions, (a) there is no pending or, to the Knowledge of Purchaser, threatened in writing Action against Purchaser or any of its respective properties, assets or businesses, and (b) Purchaser is not subject to any outstanding Order.

Section 4.06Financial Capacity.  Purchaser will have at the Closing immediately available and unencumbered funds to enable Purchaser to pay the full Closing Consideration and consummate the Transactions and satisfy all of its obligations under this Agreement when required to do so pursuant to the terms hereof.

Section 4.07Investment Representation.  Purchaser is acquiring the Shares for its own account with the present intention of holding such securities for investment purposes and not with a view to, or for sale in connection with, any distribution of such securities in violation of

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any federal or state securities laws.  Purchaser acknowledges that it is informed as to the risks of the Transactions and of ownership of Shares.  Purchaser acknowledges that the Shares have not been registered under the Securities Act, or any state or foreign securities laws and that the Shares may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of unless such transfer, sale, assignment, pledge, hypothecation or other disposition is pursuant to the terms of an effective registration statement under the Securities Act and the Shares are registered under any applicable state or foreign securities laws or sold pursuant to an exemption from registration under the Securities Act and any applicable state or foreign securities laws.

Section 4.08Brokers and Other Advisors.  Except for Waller Helms Advisors, LLC, no broker, investment banker, financial advisor, intermediary, finder or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses, directly or indirectly, in connection with the Transactions based upon arrangements made by or on behalf of Purchaser.  Purchaser is solely responsible for the payment of the fees and expenses of any broker, investment banker, financial advisor, intermediary, finder or other Person acting in a similar capacity in connection with the Transactions based upon arrangements made by or on behalf of Purchaser or any of its Affiliates.

Section 4.09No Prior Activities and Agreements.  There will be at or prior to the Closing no Contracts between Purchaser, on the one hand, and any member of the management or directors of the Company, on the other hand, that relate in any way to the Company or the Transactions.

Article V

COVENANTS

Section 5.01Conduct of the Business Pending the Closing.

(a)During the period from the date hereof until the earlier of the Effective Time and the termination of this Agreement in accordance with Article VII, except (i) as required by applicable Law, (ii) as instructed or required by a Governmental Authority, (iii) as expressly required or contemplated by the terms of this Agreement, or (iv) to the extent Purchaser otherwise provides its prior consent in writing (such consent not to be unreasonably withheld, delayed or conditioned), Parent and Seller shall cause the Company to comply with this Agreement, and otherwise ensure that (x) the Company shall conduct its business in the ordinary course of business consistent with past practice and, to the extent consistent therewith, use its reasonable best efforts to preserve its business organization intact and maintain existing relations and goodwill with Governmental Authorities, rating agencies, customers, reinsurers, producers, insureds, suppliers, service providers and employees, and (y) except as set forth in Section 5.01(a) of the Parent Disclosure Schedule, the Company shall not (it being understood that no act or omission with respect to the matters specifically addressed by any provision of this clause (y) shall be deemed to be a breach of clause (x)):

(i)(A) authorize for issuance, issue, sell, grant or subject to any Lien any shares of capital stock, or any securities or rights convertible into, exchangeable or

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exercisable for, or evidencing the right to subscribe for any shares of capital stock, or any rights, warrants or options to purchase any shares of capital stock or (B) redeem, purchase or otherwise acquire any of its shares of capital stock, or any rights, warrants or options to acquire any shares of capital stock;

(ii)split, combine, subdivide, reclassify, redeem, purchase or otherwise acquire, directly or indirectly, any shares of capital stock;

(iii)other than this Agreement and any Ancillary Agreements, adopt a plan or agreement of complete or partial liquidation or dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company;

(iv)(A) except for the payment of the Closing Dividend, declare, make, set aside, authorize or pay any dividends or make any distribution with respect to its outstanding shares of capital stock (whether in cash, assets, stock or other securities or otherwise) or (B) incur, issue, assume, guarantee or otherwise become liable for any Indebtedness (other than (1) all obligations with respect to the net current Tax liabilities of the Company that are allocable to any taxable year (or portion thereof) ending on (and including), or prior to, the Closing Date (treating for purposes of this Agreement the taxable year of the Company that includes the Closing Date as closing on (and including) the Closing Date); (2) all Liabilities with respect to accrued but unpaid bonus payments, accrued or owed by the Company as of the Closing in respect of any performance period (or portion thereof) prior to and up to the Closing, together with the employer portion of any Taxes arising therefrom; and (3) all Liabilities with respect to accrued but unused vacation time, flexible time-off and sick pay to which any Business Employee is entitled pursuant to the policies applicable to such Business Employee immediately prior to the Closing) or issue or sell any debt securities or warrants or other rights to acquire any debt security of the Company;

(v)amend, restate, supplement or otherwise modify its Organizational Documents;

(vi)(A) other than in the ordinary course of business consistent with past practice, amend, modify, extend, cancel, rescind, waive any rights under, assign, fail to renew or terminate any operating leases or subleases (or group of related operating leases or subleases with respect to a single transaction or series of related transactions) under which the Company leases or occupies Leased Real Property or (B) enter into any new operating leases or subleases (or group of related operating leases or subleases with respect to a single transaction or series of related transactions) for leased real property;

(vii)sell, lease, license or otherwise dispose of any of its material properties (other than Intellectual Property), rights, licenses, operations, product lines, businesses or assets with a purchase price for such material properties, rights, licenses, operations, product lines, businesses or assets, except (A) sales and licenses of products and services of the Company in the ordinary course of business consistent with past practice, (B) sales and dispositions of investment assets by the Company in the ordinary course of business consistent with past practice, (C) pursuant to any insurance or reinsurance Contracts in

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the ordinary course of business consistent with past practice or (D) pursuant to Material Contracts in force on the date hereof;

(viii)make any loan, advance, guarantee or capital contribution to or investment in any Person, except advances to employees for expenses not to exceed $1,000 in any single instance or in excess of $20,000 in the aggregate in the ordinary course of business consistent with past practice;

(ix)engage in any transactions with respect to investment assets by the Company outside the ordinary course of business consistent with past practice, other than with respect to the liquidation of investment assets pursuant to Section 5.13 or to the extent otherwise agreed by Purchaser in writing as to any particular investment asset;

(x)make or authorize any capital expenditures in excess of $2,500 in any single instance or in excess of $50,000 in the aggregate during any twelve (12) month period;

(xi)sell, transfer, lease, license, mortgage, pledge, surrender, encumber, divest, cancel, abandon or allow to lapse or expire or otherwise dispose of any material Company Intellectual Property or material Company IT Assets, other than (A) in the ordinary course of business consistent with past practice, (B) pursuant to Contracts in force on the date hereof and made available to Purchaser on or prior to the date hereof, and (C) dispositions of obsolete or worn-out IT Assets;

(xii)make any changes to how the Company Processes Personal Information, other than non-material changes made in the ordinary course of business consistent with past practice;

(xiii)make any acquisitions of (including by merger, consolidation or acquisition of stock or assets or any other business combination) assets, any corporation, partnership, other business organization or any division thereof or equity interests therein or a substantial portion of the assets thereof;

(xiv)pay, discharge, settle or compromise any pending or threatened Action which (A) requires payment to or by the Company (exclusive of attorneys’ fees) in excess of $20,000 in any single instance or in excess of $200,000 in the aggregate (other than ordinary course payments or settlements under insurance or reinsurance Contracts that are within the applicable policy limits under such insurance or reinsurance Contract) or (B) imposes any obligations (other than for the payment of money, a release of claims, confidentiality and other obligations customarily included in monetary settlements) or material restrictions on the operations of the Company, except for any payment, discharge or settlement the amount of which (1) is explicitly reflected on the Financial Statements (including the notes thereto) or (2) does not exceed the proceeds received from any insurance policies in connection with such payment, discharge or settlement;

(xv)(A) increase the compensation or consulting fees, bonus, pension, welfare, fringe or other benefits of any Business Employee, other than increases in annual base

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salary or wage rate in the ordinary course of business consistent with past practice that do not exceed three percent (3%) individually or three percent (3%) in the aggregate, (B) increase or grant any additional rights to severance, termination, retention or change-in-control, bonus or long-term incentive pay to any Business Employee (other than any amounts for which Parent or its Affiliates (other than the Company) will retain sole responsibility after the Closing), (C) take any action to accelerate the vesting or lapsing of restrictions or payment, or fund or in any other way secure the payment, of compensation or benefits under any Benefit Plan, (D) establish, adopt, enter into, amend, commence participation in or terminate any Benefit Plan or any plan, policy, program, arrangement or agreement that would be a Benefit Plan if it were in existence as of the date hereof, (E) hire any employee or engage any independent contractor (who is a natural person) with an annual salary or wage rate or consulting fees in excess of $100,000 or (F) terminate the employment of any Key Employee or executive officer other than for cause, in each case, except as required pursuant to the terms of any Benefit Plan as in effect as of the date of this Agreement;

(xvi)with respect to the Business Employees, become a party to, establish, adopt, amend, commence participation in or terminate any collective bargaining agreement or other agreement with a labor union, works council or similar organization;

(xvii)transfer internally (including in response to a request for transfer by a Business Employee), or otherwise materially alter the duties and responsibilities of, any Business Employee in a manner that would (A) materially affect the proportion of his or her work hours allocated to the Business during the twelve (12) months prior to Closing (or such shorter period as such Business Employee has worked for the Business) and/or (B) otherwise cause such individual to cease being characterized as a Business Employee under this Agreement;

(xviii)take any action that would constitute a “mass layoff” or “plant closing” within the meaning of the Worker Adjustment and Retraining Notification Act of 1988 or would otherwise trigger notice requirements or liability under any foreign, state or local plant closing notice law;

(xix)in each case, in any action or series of related actions, place any more Business Employees on unpaid leave or furlough, or reduce the hours or weekly pay of any Business Employee;

(xx) make any material changes in financial or Tax accounting methods, principles, practices or procedures (or change an annual accounting period), except as may be required under GAAP or SAP;

(xxi)make or change any material Tax election, file any amendment to any Tax Return with respect to any material Taxes, settle or compromise any material Tax Liability, audit or other Action, agree to any extension or waiver of the statute of limitations with respect to the assessment or determination of a material amount of Taxes, file any material voluntary Tax disclosure, amnesty or similar filing, enter into any closing agreement with respect to a material amount of Tax, enter into a Tax allocation,

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sharing indemnity or similar agreement, assume any Liability for Taxes of any other Person (whether by contract or otherwise) or take any action to surrender any right to claim a material Tax refund;

(xxii)make any material change to the investment guidelines of the Company in effect as of the date hereof or acquire or dispose of any investment assets in any manner inconsistent with such investment guidelines;

(xxiii)(A) enter into any Contract that would have been a Restricted Contract had it been entered into prior to this Agreement; (B) other than in the ordinary course of business consistent with past practice, enter into any Contract that would have been a Material Contract had it been entered into prior to this Agreement; (C) other than in the ordinary course of business consistent with past practice, amend, modify, extend, cancel, rescind, waive any rights under, assign, fail to renew or terminate any Material Contract; (D) other than Benefit Plans, any action with respect to changes in compensation and benefits permitted pursuant to Section 5.01(a)(xv), any ordinary course insurance policies between the Company and an individual person, or in the ordinary course of business consistent with past practice, enter into or modify any Contract with Parent or an Affiliate thereof or (E) engage in any transaction with any Interested Party or any Affiliate or family member of an Interested Party;

(xxiv)enter into any new reinsurance Contract or other reinsurance transaction, or terminate or make any material modification to any Material Reinsurance Contract that is in effect as of the date of this Agreement;

(xxv)other than in the ordinary course of business consistent with past practice, alter or amend in any material respect any existing underwriting, reserving, hedging, marketing, pricing, risk management, reinsurance, claim handling, loss control, investment, actuarial practice guideline or policy of the Company, or any material assumption underlying an actuarial practice or policy, except as may be required by (or, in the reasonable good faith judgment of the Company, advisable due to) a change in GAAP, applicable SAP, any Governmental Authority or applicable Law occurring after the date of this Agreement;

(xxvi)(A) make any filings with any Governmental Authority relating to the withdrawal or surrender of any Permits held by the Company, or the withdrawal by the Company from any lines of business or (B) fail to keep current and in full force and effect, or to apply for or renew, any Permit, consent, or registration of the Company issued by any Governmental Authority;

(xxvii)enter into or engage in (through acquisition, product extension or otherwise) the business of selling any products or services materially different from the products or services of the Business as of the date of this Agreement or enter into or engage in new lines of business (as such term is defined in the National Association of Insurance Commissioners’ instructions for the preparation of the annual statement form or in comparable instructions of the relevant Governmental Authority);

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(xxviii) permit or allow any assets of the Company to become subject to any Lien, except Permitted Liens;

(xxix) fail to pay or satisfy when due any material account payable or other material liability, other than any such liability that is being contested in good faith by the Company;

(xxx)subject the Company to any bankruptcy, receivership, insolvency or similar proceeding;

(xxxi)take any actions or omit to take any actions that would, individually or in the aggregate, reasonably be expected to (A) prevent, materially delay or materially impair the consummation of the Transactions or (B) result in any of the conditions set forth in Article VI not being satisfied; or

(xxxii)agree in writing or otherwise to take any of the foregoing actions prohibited by this Section 5.01(a).

(b)Purchaser acknowledges and agrees that (i) nothing contained in this Agreement shall give Purchaser, directly or indirectly, the right to control or direct the operations of the Company prior to the Effective Time, (ii) prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations and (iii) notwithstanding anything to the contrary set forth in this Agreement, no consent of Purchaser shall be required with respect to any matter set forth in this Section 5.01 or elsewhere in this Agreement to the extent the requirement of such consent would violate any applicable Law.

Section 5.02Access to Information.

(a)During the period from the date hereof until the earlier of the Effective Time and the termination of this Agreement in accordance with Article VII and subject to applicable Law, Purchaser shall be entitled, through its Representatives, to have such access to the Business Employees, the properties, businesses and operations of the Company and such examination of the books and records of the Company, including books and records of the Company held by Parent or Seller, as Purchaser reasonably requests in connection with Purchaser’s efforts to consummate the Transactions.  Parent and Seller agree to deliver to Purchaser at the Closing any books or records of the Company that are held by Parent or Seller and copies of any books or records of Parent, Seller or their Affiliates that relate primarily to the Company or the Business.

(b)For sixty (60) months following the Closing, Parent shall use commercially reasonable efforts to grant Purchaser and its Representatives reasonable access during Parent’s normal business hours to any of Parent’s then-current employees, the properties, businesses and operations of the Company and such examination of the books and records of Parent that relate to the Company (including documentation relating to a Security Breach), including books and records of the Company held by Parent or Seller, as Purchaser reasonably requests and upon reasonable prior notice if such access is reasonably deemed necessary by Purchaser or any of its Affiliates in connection with its tax, regulatory, litigation, contractual or other legitimate, non-

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competitive matters; provided, however, that Parent shall not be required to provide access to any such employees or books and records to the extent that such access:  (i) would violate applicable Law or would adversely impact any legal privilege; or (ii) would result in the disclosure of any trade secrets or any competitively sensitive information of Parent or of a third party to whom Parent has confidentiality obligations.  All requests for access to such employees or books and records shall be made to such representatives of Parent as Parent shall designate, who shall be solely responsible for coordinating all requests and all access permitted hereunder.  Nothing in the foregoing will prevent Purchaser or any of its Affiliates (at its sole cost and expense) from seeking to make such employees available via subpoena or other legal or similar process, and Parent shall reasonably cooperate in making employees available for such purposes.

(c)Any such access and examination shall be conducted on reasonable advance written notice, during regular business hours and under reasonable circumstances and shall be subject to (i) restrictions under applicable Law and (ii) reasonable restrictions imposed by Parent and Seller to protect the confidentiality of books and records of Parent, Seller or any of their respective Affiliates (other than the Company) that do not relate, directly or indirectly, to the Business or the Company.

(d)Parent and Seller, respectively, shall use its reasonable best efforts to cause the officers, employees, consultants, agents, accountants, attorneys and other Representatives of the Company to reasonably cooperate with Purchaser and Purchaser’s Representatives in connection with such access and examination, and Purchaser and its Representatives shall reasonably cooperate with the Company and its officers, employees, consultants, agents, accountants, attorneys and other Representatives and shall use their reasonable best efforts to minimize any disruption to the business.

(e)Notwithstanding anything herein to the contrary, no such access or examination shall be permitted to the extent that it would (i) unreasonably disrupt the operations of the Company or (ii) reasonably be likely to cause the Company to lose the benefit of attorney-client privilege or conflict with any confidentiality obligations to which the Company is bound, whether pursuant to a Contract or imposed by an Order or other directive or restriction by a Governmental Authority, in each case with respect to information to be disclosed; provided, however, that Parent shall cause the Company to request, but the Company shall not be required to obtain, a waiver of any such confidentiality obligations upon Purchaser’s reasonable prior written request; and provided, further, that Parent shall cause the Company to use reasonable best efforts to seek alternative means to disclose such information as nearly as possible without affecting attorney-client privilege or conflicting with such confidentiality obligations (it being understood that such commercially reasonable efforts shall not require the Company to pay any consideration or amend or modify any Contract).

(f)Purchaser acknowledges that the information provided to Purchaser in connection with this Agreement and the Ancillary Agreements and the Transactions is subject to the terms of that certain Mutual Confidentiality Agreement by and between Reliance Standard Life Insurance Company and Parent, dated September 8, 2020, as amended by that certain Amendment Number One, dated as of December 1, 2020 (the “Confidentiality Agreement”), the terms of which are incorporated herein by reference.

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Section 5.03Reasonable Best Efforts.

(a)Upon the terms and subject to the conditions set forth in this Agreement, each of Purchaser, on the one hand, and Parent and Seller, on the other hand, shall, and shall cause its Affiliates (including, in the case of Parent and Seller, the Company) to, use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things reasonably necessary, proper or advisable to fulfill all conditions to Closing applicable to such Party pursuant to this Agreement and to consummate and make effective, as promptly as reasonably practicable, the Transactions, including (i) preparing and filing as soon as practicable after the Signing Date all forms, registrations and notices required to be filed to consummate the Transactions and the taking of such actions as are reasonably necessary to obtain any requisite approvals, Consents, Orders, exemptions or waivers by any Governmental Authority, including filings pursuant to the HSR Act and (ii) executing and delivering any additional agreements, documents or instruments reasonably necessary, proper or advisable to consummate the Transactions and to fully carry out the purposes of this Agreement.

(b)On May 24, 2021 Purchaser filed an application for the acquisition of control of the Company with the DFS, which, among other things, included a notice to the DFS of the intended distribution by the Company to Parent of the Closing Dividend (the “Application for the Acquisition of Control”).  On May 26, 2021, Purchaser and Parent each filed a notification and report form pursuant to the HSR Act with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice with respect to the Transactions requesting early termination of the waiting period under the HSR Act.  In furtherance of and without limiting the foregoing, (i) Purchaser shall file an amended Application for the Acquisition of Control as promptly as practicable after the Signing Date, (ii) Purchaser shall file with the DFS as promptly as practicable after the Signing Date (A) a prior notice of a proposed affiliate transaction pursuant to New York Insurance Law Section 1505(d) for the Company to enter into an investment management agreement with an Affiliate of Purchaser immediately following Closing, (B) a prior notice of a proposed affiliate transaction pursuant to New York Insurance Law Section 1505(d) for the Company to enter into a tax allocation agreement with an Affiliate of Purchaser immediately following Closing and (C) a request to the DFS to amend the Company’s Bylaws to limit the number of required outside directors of the Company effective immediately following Closing, (iii) Purchaser shall, or shall cause its Affiliates to, (A) engage with the JFSA to discuss this Agreement (B) prepare necessary filings for submission with the JFSA and consult with the JFSA regarding such filings and (C) formally submit filings in form and content reasonably acceptable to the JFSA following discussions with the JFSA, in each case, as promptly as practicable after the Signing Date, and (iv) Purchaser, on the one hand, and Parent and Seller, on the other hand, as applicable, shall make, or cause to be made, any other registrations, filings and notices with Governmental Authorities required to consummate the Transactions as promptly as practicable after the Signing Date.  Purchaser shall have responsibility for the filing fees associated with its change-of-control applications and filings it is required to make under any applicable antitrust or competition Laws, including those set forth in Section 4.04 of the Purchaser Disclosure Schedule, and Parent and Seller shall have responsibility for its respective filing fees associated with filings Parent, Seller or any of their Affiliates are required to make, including those set forth in Section 3.04 of the Parent Disclosure Schedule.

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(c)Notwithstanding anything to the contrary contained in this Agreement, including this Section 5.03 or the “reasonable best efforts” standard, Purchaser shall not be obligated to take or refrain from taking or to agree to it, its Affiliates or the Company taking or refraining from taking any action or to suffer to exist any restriction, condition or requirement imposed by a Governmental Authority which, individually or together with all other such actions, restrictions, conditions or requirements, would, or would reasonably be expected to (i) have a material adverse effect on the business, financial condition, assets, liabilities or results of operations of Purchaser or any of its Affiliates, (ii) impose any material limitations on Purchaser’s or its Affiliates’ ownership or operation of all or any portion of its or any of its Affiliates’ businesses, operations or assets or compel Purchaser or any of its Affiliates to dispose of or hold separate all or any portion of its or any of its Affiliates’ businesses, operations or assets or (iii) would reasonably be expected to substantially impair the benefits to Purchaser reasonably likely, as of the date hereof, to be realized from the consummation of the Transactions, including any requirement or condition that Purchaser or its Affiliates provide additional capital to the Company or enter into any keepwells, capital maintenance agreements, support agreements or similar agreements or forms of capital or balance sheet support to be provided to the Company (any action having the effects described in clause (i), (ii) or (iii) above being referred to herein as a “Substantial Detriment”); provided, however, that none of the following shall be taken into account in determining whether a Substantial Detriment has occurred or exists: (A) any actual or proposed change in Law applicable to Purchaser or its Affiliates after the date hereof; or (B) actions, restrictions, conditions or requirements to the extent resulting from any proposed changes to the operations of the Company following the Closing Date that are disclosed by Purchaser to the DFS in connection with the DFS’s approval of the Transactions, including any additional capital, affiliate reinsurance capacity or other forms of capital or balance sheet support that are contemplated to be provided to the Company by Purchaser or its Affiliates and that are disclosed to the DFS in connection with the DFS’s approval of the Transactions.

(d)Notwithstanding anything to the contrary contained in this Agreement, in no event shall a Party or any of its Affiliates be required by a Governmental Authority to agree to take or enter into any action, which action is not conditioned upon the Closing.

Section 5.04Publicity.  None of the Parties or any of their Affiliates shall issue any press release or public announcement or comment concerning this Agreement or the Ancillary Agreements or the Transactions without obtaining the prior written approval of Purchaser and Parent; provided that the Parties and their Affiliates may, without such prior written approval, issue such press release, or make such public announcement or comment to the extent, in the judgment of such Party upon the advice of its outside counsel, disclosure is required by applicable Law (including the periodic reporting requirements under the Exchange Act) or under the rules of any securities exchange on which the securities of such Party or any of its Affiliates are listed (provided that, to the extent so required by applicable Law, the Party intending to make such release shall use its commercially reasonable efforts consistent with applicable Law to consult with the other Parties in advance of such release with respect to the text thereof).  None of the Parties shall make any disclosure to third parties regarding the Transactions without the prior written consent of the other Party.

Section 5.05Employment and Employee Benefits.

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(a)No earlier than five (5) Business Days prior to the Closing Date, Parent or Seller shall provide the Employee Census to Purchaser.  Immediately prior to, and contingent upon, the Closing, the employment of the Business Employees will (unless such person has ceased to be employed by Parent, Seller or any of their Affiliates prior thereto or is a Company Employee) be transferred by such Business Employee’s applicable employer to the Company thereof such that each such employee shall cease to be an employee of the Parent, Seller or their Affiliate as applicable (other than the Company) and shall become an employee of the Company.

(b)For at least one (1) year following the Effective Time (the “Continuation Period”), Purchaser shall provide, or shall cause its Affiliates to provide, each Business Employee who is employed immediately prior to the Effective Time (each, a “Continuing Employee”) with (i) an annual base salary or hourly wage rate and, where applicable, a target annual cash bonus opportunity that is substantially similar, in the aggregate, to those provided to such Continuing Employee immediately prior to the Effective Time and (ii) an employee defined contribution plan and welfare benefits that are substantially comparable in the aggregate to those that are generally made available to similarly situated employees of Purchaser.  With regard to the defined contribution plan and welfare benefits referenced in clause (ii), it is understood and agreed that, following the Effective Time, it will be necessary for Purchaser to take various administrative actions in order to effectuate the participation of the Continuing Employees in such plan and benefits and, accordingly, such participation will occur only once such actions have been completed.

(c)With respect to any accrued but unused vacation time, flexible time-off and sick pay to which any Business Employee is entitled pursuant to the policies applicable to such Continuing Employee immediately prior to the Closing Date, (i) Purchaser shall assume such liability to the extent reflected in the Indebtedness and (ii) Purchaser shall allow such Continuing Employee to use such accrued vacation, flexible time-off and sick pay accrued and unused by such Continuing Employees as of the Closing Date pursuant to Purchaser’s applicable policies in effect from time to time.

(d)With respect to all employee benefit plans of Purchaser and its Affiliates in which Continuing Employees are eligible to participate following the Effective Time (the “New Benefit Plans”), for purposes of determining eligibility to participate, level of benefits and vesting, each Continuing Employee’s service with Parent, Seller or any Affiliate thereof (including the Company) (as well as service with any predecessor employer of Seller or any Affiliate thereof (including the Company), to the extent service with the predecessor employer was recognized by Parent, Seller or any Affiliate thereof (including the Company)) shall be treated as service with Purchaser or its Affiliates; provided that no such crediting of service shall (i) result in any duplication of benefits for the same period of service or (ii) apply for purposes of benefit accrual under any New Benefit Plan that is a defined benefit pension or retiree medical plan.

(e)Purchaser shall use commercially reasonable efforts, or shall cause its Affiliates to use commercially reasonable efforts, to waive, or cause to be waived, any pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods under any New Benefit Plan that is a welfare benefit plan in which Continuing Employees (and their eligible dependents) will be eligible to participate from and after the Effective Time, except to the extent that such pre-existing condition limitations, exclusions, actively-at-work requirements and

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waiting periods would not have been satisfied or waived under the comparable Benefit Plan immediately prior to the Effective Time.

(f)As of the Effective Time, Purchaser shall cause the Company to assume all unpaid obligations of Parent, Seller and any of their Affiliates to each Continuing Employee pursuant to any sales commission, annual bonus, special bonus set forth in Section 5.05(f) of the Parent Disclosure Schedule or other cash incentive programs or arrangements, in each case in respect of any performance period that includes the Closing Date and solely to the extent reflected in the Indebtedness.

(g)Prior to making any written or oral communications to the Business Employees pertaining to compensation or benefit matters that are affected by the Transactions, Parent or Seller shall provide Purchaser with a copy of the intended communication, Purchaser shall have a reasonable period of time to review and comment on the communication, and Parent or Seller, as applicable, shall consider any such comments in good faith.

(h)This Section 5.05 shall be binding upon and shall inure solely to the benefit of each of the Parties and nothing in this Section 5.05 or any other provision of this Agreement or any other related Contract, express or implied (i) shall be construed to establish, amend or modify any Benefit Plan or any other benefit plan, program, agreement or arrangement, (ii) shall alter or limit the ability of Purchaser or any of its Affiliates to amend, modify or terminate any benefit plan, program, agreement or arrangement or, after the Effective Time, any Benefit Plan in accordance with their terms, without limiting or altering the terms set forth in this Section 5.05, (iii) shall prevent Purchaser or any of its Affiliates, after the Effective Time, from terminating the employment of any Continuing Employee or (iv) is intended to or shall confer upon any Business Employee or any other Person any third-party beneficiary or other right to employment or continued employment or service for any period of time by reason of this Agreement or any other related agreement, or any right to a particular term or condition of employment.

Section 5.06Insurance.

(a)Effective at the time of the Closing, with respect to occurrences taking place from and after the Closing Date, Parent shall cause Company to cease to be insured by any insurance policies of Parent, Seller or any of their Affiliates (other than any policies held directly by the Company) or by any of their self-insured programs.

(b)With respect to events or circumstances relating to the Company that occurred or existed prior to the Closing Date that are covered by occurrence-based third-party liability insurance policies of Parent, Seller or their Affiliates (other than the Company) and any workers’ compensation insurance policies or comparable workers’ compensation self-insurance programs sponsored by Parent, Seller or their Affiliates and that apply to the locations at which the Company operates their respective businesses, Purchaser may, and may cause the Company to, make claims under such policies and programs.  Parent, Seller and their Affiliates will provide reasonable cooperation and assistance in the pursuit of such claims.

(c)With respect to any open claims against the insurance policies of Parent, Seller or their Affiliates (other than the Company) relating to losses or damages suffered by the Company

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prior to the Closing, Parent or Seller shall reasonably assist and cooperate with Purchaser in the pursuit and collection of such claims and remit any net proceeds they realize from such claims to Purchaser upon full and final settlement of such claims.

(d)Parent, Seller or their Affiliates may amend any insurance policies in the manner they deem appropriate to give effect to this Section 5.06.

Section 5.07Payment of Transfer Taxes.  All transfer taxes shall be borne by Parent and/or Seller.

Section 5.08Tax Matters.

(a)Parent or Seller shall prepare and timely file (taking into account any extensions of time to file under applicable Law), or cause to be prepared and timely filed, all Seller Tax Returns in a manner consistent with past practice, unless otherwise required by applicable Law, and Parent or Seller shall timely remit or cause to be remitted to the applicable Governmental Authority any Taxes due in respect of such Seller Tax Returns.  Purchaser shall be responsible for preparing and filing all Tax Returns of the Company that are not Seller Tax Returns; provided that in the case of any such Tax Return with respect to a Straddle Period, such Tax Returns shall be prepared in a manner consistent with the most recent past practice of the Company unless otherwise required by applicable Law or as specified in this Agreement.

(b)Parent and Seller shall cause the Company and its Affiliates to terminate any Tax sharing, Tax allocation or Tax indemnity Contract among the Company and its Affiliates at or prior to Closing.

(c)Tax Contests

(i)Purchaser or Parent, as the case may be, shall notify the other Party within twenty (20) Business Days after receipt by such Party or any of its Affiliates of written notice of any pending federal, state, local or foreign Tax audit or examination or notice of deficiency or other adjustment, assessment or redetermination relating to Taxes (“Tax Contest”) for which such other Party or its Affiliates may reasonably be expected to be responsible under this Agreement.

(ii)Purchaser shall have the right to control all Tax Contests of the Company after the Closing Date; provided that in the case of a Tax Contest that may reasonably be expected to give rise to a claim for indemnification under this Agreement, Purchaser shall keep Parent or Seller reasonably informed regarding the progress of such Tax Contest, Parent or Seller shall be entitled to participate in such Tax Contest at Parent’s or Seller’s own expense, and Purchaser shall not, and shall not permit its Affiliates to, concede, settle or compromise such Tax Contest (or portion thereof) controlled by Purchaser under this Section 5.08(c)(ii) without the prior consent of Parent or Seller (which consent shall not be unreasonably withheld, conditioned or delayed).

(iii)In the event of any conflict with Section 8.03, this Section 5.08(c) shall control.

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(d)Within the six (6) months following the Closing Date, Purchaser will complete a draft schedule (the “Allocation Schedule”) in accordance with Section 1060 and Section 338 of the Code and the Treasury Regulations thereunder allocating the purchase price and any assumed liabilities properly treated as consideration for U.S. federal income Tax purposes (collectively, the “Allocable Amount”) among the assets of the Company, and provide a copy to Parent for approval.  Parent shall have thirty (30) days to review the Allocation Schedule and deliver written notice of any objections to the Allocation Schedule to Purchaser.  If no written notice of any objections to the Allocation Schedule is received by Purchaser from Parent prior to the expiration of the thirty (30) day review period, then the Allocation Schedule will be final and binding upon the Parties.  If Purchaser receives written notice of any objections to the Allocation Schedule from Parent prior to the expiration of the thirty (30) day review period, then Purchaser and Parent will work together in good faith to resolve any objections set forth in such notice.  In the event the Parties are unable to resolve any objections set forth in such notice within thirty (30) days of the date of Purchaser’s receipt of such objection notice from Parent (or such longer period as Purchaser and Parent agree), then any amounts remaining in dispute shall be submitted for resolution to the Independent Accountant, who, acting as expert and not arbitrator, shall resolve any such disputes.  Any payments subsequent to the Closing Date (such as indemnity payments under the terms of this Agreement) that are treated as an adjustment to purchase price for Tax purposes will be allocated among the Company’s assets in accordance with the Allocation Schedule as finally determined pursuant to this Section 5.08(d).  Parent or Seller, on the one hand, and Purchaser, on the other hand, will, and shall cause the Company to, make all Tax reports, Tax Returns, and Tax refund claims and other statements in a manner consistent with the Allocation Schedule (as finally determined pursuant to this Section 5.08(d)) and will not make inconsistent written statements on any Tax Returns or during the course of any Internal Revenue Service or other Tax audit, except to the extent required by Law.  Each Party agrees to notify the other if any Governmental Authority proposes a reallocation of such amounts.

(e)Purchaser and Parent shall cooperate in making an election under Section 338(h)(10) of the Code (and any such similar elections as may be available under applicable state or local Laws) with respect to the sale of the Company under this Agreement (the “Section 338(h)(10) Election”).  Each Party agrees to reasonably cooperate with the other in the preparation and completion of IRS Form 8023, in the filing of such completed form before the filing due date, and in the timely completion and filing of all other forms required to effect the Section 338(h)(10) Election and to take all other steps necessary in order to effectuate the Section 338(h)(10) Election in accordance with applicable Law.  Each of the Parties shall, and shall cause each of its respective Affiliates to, report, act and file all Tax Returns in a manner consistent with the Section 338(h)(10) Election and no Party shall take any position that is inconsistent with the Section 338(h)(10) Election.

(f)From and after the Closing, at Parent’s expense, Parent shall be entitled, through its Representatives, to have such access to the applicable employees, the properties, businesses and operations of the Company and such examination of the books and records of the Company, including books and records of the Company held by Purchaser, as Parent reasonably requests in connection with any response to a Tax audit.

Section 5.09IHC Marks.

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(a)Prior to the Closing, Parent and Seller shall, and shall cause the Company to, completely remove or permanently obscure the IHC Marks from the Company’s premises, website and all internal and external tangible, electronic and other documents or materials.

(b)Conditioned on Parent’s and the Company’s compliance with Section 5.09(a), Purchaser agrees that, after the Closing, Purchaser will not, and will cause the Company not to, use any of the IHC Marks in connection with the operation of the Business, and will not, and will cause the Company not to, expressly do business as or represent itself as affiliated in any way with Parent, Seller or their Affiliates (other than the Company), except that (i) Purchaser, the Company and their respective Affiliates may reference the historic relationship between the Company and Parent or Seller, and (ii) the foregoing shall not preclude Purchaser, the Company or any of their respective Affiliates from any uses that would be permissible under applicable Law, including as nominative or descriptive fair use.

Section 5.10Third-Party Consents.  Upon the terms and subject to the conditions set forth in this Agreement, Parent or Seller shall use (and shall cause the Company to use) their reasonable best efforts to obtain any Consents required under any Contracts to which the Company is a party from third parties in connection with the consummation of the Transactions at or prior to the Closing.  In connection therewith, Parent and Seller shall not, and shall cause the Company not to, without the prior written consent of Purchaser, (a) make any payment of a Consent fee, “profit sharing” payment or other consideration (including increased or accelerated payments) or concede anything of value, (b) materially amend, supplement or otherwise modify any such Contract or (c) agree or commit to do any of the foregoing, in each case, for the purposes of giving, obtaining and/or effecting any third-party Consents; provided, however, that Purchaser may compel Parent or Seller to cause the Company to take any of the actions referred to in this sentence if such actions are only effective after the Closing.  Parent and Seller shall (and shall cause the Company to) keep Purchaser reasonably informed regarding the process of obtaining such third-party Consents.

Section 5.11Transition Services.

(a)Immediately following the Closing, Parent shall enter into the Transition Services Agreement.

(b)Immediately following the Closing, Purchaser shall cause the Company to enter into the Transition Services Agreement.

Section 5.12Termination of Reinsurance.  In connection with the Closing, Parent and Seller shall cause the Company to terminate any and all reinsurance arrangements between the Company and any Affiliate of the Company with respect to the Business.

Section 5.13Investment Assets.  Prior to the Closing, Parent shall use its reasonable best efforts to, and shall cause Seller and the Company to use their reasonable best efforts to, replace the investment assets set forth on Section 3.23 of the Parent Disclosure Schedule (the “Investment Assets”) with an amount of U.S. dollars or U.S. treasury securities equal to the Fair Market Value of such Investment Assets on the books of the Company as of such replacement date; provided, however, that Parent shall have the right in its sole discretion to pay any portion

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of the Closing Dividend with Investment Assets, which shall be valued at the Fair Market Value of such Investment Assets as of the date of such dividend payment. Prior to the Closing Date, Parent shall use its reasonable best efforts to cause all of the Investment Assets to be either paid in connection with the Closing Dividend or replaced with U.S. dollars or U.S. treasury securities. At least two (2) Business Days prior to any replacement or transfer of any Investment Assets by the Company, Parent will provide to Purchaser a reasonably detailed list of Investment Assets that will be part of such replacement or transfer, including the CUSIP, book yield, market yield, market value and book value by security and the proceeds therefrom.

Section 5.14Closing Dividend.  Subject to the making or obtaining of any approvals, consents or authorizations of any Governmental Authority and applicable Law, Parent shall use its reasonable best efforts to cause the Company to pay to Parent the Closing Dividend prior to the Closing Date.  The Closing Dividend shall be declared at least fifteen (15) days prior to the Closing Date, and Parent shall inform Purchaser of such declaration at least two (2) Business Days prior to the Company asking its board of directors to declare the Closing Dividend, subject to Closing.

Section 5.15Confidentiality.

(a)The Confidentiality Agreement shall continue in full force and effect until the Closing, at which time the confidentiality obligations under the Confidentiality Agreement shall terminate.  If, for any reason, the transactions contemplated by this Agreement are not consummated, the Confidentiality Agreement shall nonetheless continue in full force and effect in accordance with its terms.

(b)From and after the Closing, Parent and Seller shall keep confidential any and all information concerning the Company in their possession or retained by Parent and Seller hereunder and the terms of this Agreement (collectively, “Company Confidential Information”); provided that, for the purposes of this Section 5.15, Company Confidential Information shall not include, with respect to Parent and Seller, any information which (i) is generally available to or known by the public (other than as a result of an act or omission by Parent or Seller in breach of this Section 5.15(b)), (ii) is made available to Parent or Seller by any other Person; provided that such Person is not known to the recipient to be bound by a duty of confidentiality with respect thereto or (iii) has been or is subsequently developed by Parent or Seller without use of or reference to Company Confidential Information.  Notwithstanding the foregoing or anything in this Agreement to the contrary, following the Closing, Parent and Seller shall be permitted to disclose Company Confidential Information as required by Law or to directors, officers, employees or advisors of Parent or Seller who have a need to know such information, provided that such Persons are themselves obligated to keep such Company Confidential Information confidential.

(c)For a period of twenty-four (24) months following the Closing, Purchaser and its Affiliates shall keep confidential any and all information concerning the  Parent, Seller or any of their respective Affiliates (other than the Company) in their possession or retained by Purchaser and its Affiliates (including, for the avoidance of doubt, by the Company) hereunder and the terms of this Agreement (collectively, “IHC Confidential Information”); provided that, for the purposes of this Section 5.15, IHC Confidential Information shall not include, with respect to

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Purchaser and its Affiliates, any information which (i) is generally available to or known by the public (other than as a result of an act or omission by Purchaser and its Affiliates in breach of this Section 5.15(b)), (ii) is made available to Purchaser and its Affiliates by any other Person; provided that such Person is not known to the recipient to be bound by a duty of confidentiality with respect thereto or (iii) has been or is subsequently developed by Purchaser and its Affiliates without use of or reference to IHC Confidential Information.  Notwithstanding the foregoing or anything in this Agreement to the contrary, following the Closing, Purchaser and its Affiliates shall be permitted to disclose IHC Confidential Information as required by Law or to directors, officers, employees or advisors of Purchaser and its Affiliates who have a need to know such information, provided that such Persons are themselves obligated to keep such IHC Confidential Information confidential.

Section 5.16Further Assurances.  The Parties shall execute and deliver, or shall cause to be executed and delivered, such documents and other instruments and shall take, or shall cause to be taken, such further actions as may be reasonably required to carry out the provisions of this Agreement and give effect to the Transactions.

Section 5.17Additional Financial Statements. Following the date of this Agreement and prior to Closing, Parent or Seller will prepare and furnish to Purchaser (i) complete and correct copies of the unaudited quarterly financial statements of the Company for each quarterly period prior to the Closing, prepared on a basis consistent with the Financial Statements in accordance with SAP as set forth in Section 3.07(a) and as filed with the DFS (each such statement, an “Additional Financial Statement”), as soon as they become available, and in any event, not later than twenty (20) Business Days after the end of each quarter and (ii) the monthly financial  information relating to the Business that executive management of the Business has historically prepared for the Parent or Seller as soon as they become available, and in any event, not later than ten (10) Business Days following the end of each calendar month.

Section 5.18Transaction Expenses. Parent and Seller shall, or shall cause the Company to, pay all Transaction Expenses prior to the Closing.

Section 5.19Disposition of Run-off Policies.  Nothing herein shall prevent Parent, Seller, or Company from taking any actions deemed reasonable to settle, reinsure, or terminate the Run-off Policies at any time prior to the Closing, provided that such settlement, reinsurance, or termination does not cause additional liabilities for the Company.  For the avoidance of doubt, Purchaser agrees that any expense associated with such settlement, reinsurance, or termination shall not constitute an additional liability.

Section 5.20Certain Other Covenants.

(a)As consideration for and to induce Purchaser to pay the consideration set forth in this Agreement, during the Restricted Period (provided that such period shall be extended by any period in which any Person is in material violation of the covenants of this Section 5.20; provided, further, that, notwithstanding the foregoing proviso, such period of tolling shall not be extended (x) for greater than twelve (12) months in the case of any single or continuing violation or (y) from and after such time as Purchaser or its Affiliates have actual knowledge of such

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violation) Parent and Seller shall not, and Parent and Seller shall cause each of their Subsidiaries and shall use reasonable best efforts to cause each of its Affiliates not to, directly or indirectly:

(i)engage in or own any interest in, or control, manage or operate any Person or business division that is primarily engaged in the Business (a “Competitive Business”) in any country in which the Business or the Company then operates;

(ii)use the Company Confidential Information (A) in connection with or with the purpose of pursuing or impairing any Competitive Business or (B) for any purpose other than risk management or modeling; or

(iii)solicit or assist in the solicitation of any supplier, licensee or service provider with whom the Business has a commercial relationship, whether by contract or otherwise, for the purpose of causing such supplier, licensee or service provider to reduce, discontinue or alter, in a manner adverse to the Business or the Company, such commercial relationship.

(b)Notwithstanding anything to the contrary in this Agreement, nothing in Section 5.20(a) shall preclude Parent, Seller or any of their Affiliates from (i) acquiring (by asset purchase, stock purchase, merger, reinsurance, consolidation or otherwise), directly or indirectly, the stock, business or assets of any Person that at the time of such acquisition is engaged in, or owns any interest in or controls, manages or operates any Person that is engaged in, a Competitive Business that would otherwise be prohibited by Section 5.20(a) (such Competitive Business being referred to herein as an “Acquired Competitive Business”) so long as such Acquired Competitive Business generated no more than twenty percent (20%) of the net revenues of the combined businesses that are being acquired as part of the same transaction or related transactions in which such Acquired Competitive Business is being acquired (measured over the last twelve (12) months for which such financial data are available prior to the execution of the definitive agreement for such acquisition (or the date of the consummation of such acquisition if there is no such definitive agreement)); or (ii) owning, directly or indirectly, as a passive, non-controlling investor (without any membership on the board of directors or similar governing body of such Person), up to an aggregate of five percent (5%) of any class of securities of a Person that is a Competitive Business that are registered under the Exchange Act, or an equivalent Law in a foreign jurisdiction.

(c)During the Restricted Period, Parent and Seller shall not, and Parent and Seller shall cause each of their Subsidiaries and shall use reasonable best efforts to cause each of their Affiliates not to, directly or indirectly, solicit or assist in the solicitation of any individual who on the Closing Date is an employee of the Company or Purchaser without the prior written approval of Purchaser, unless such individual (i) was terminated by the Company or Purchaser, as applicable, (ii) has not been in the employ of the Company or Purchaser during the six (6) month period prior to such solicitation or (iii) is contacted or solicited through general non-targeted solicitation or advertisement in a newspaper, online or through an employment agency.

(d)Each of the Parties has carefully read this Section 5.20 and considered the restraints imposed upon Parent, Seller and their Affiliates, and is in full accord as to the necessity of such restrictive covenants for the reasonable and proper protection of Purchaser and its

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Affiliates, and agrees that each restraint imposed by the provisions of this Section 5.20 is fair and reasonable with respect to subject matter, geographic scope and time period.  It is expressly understood and agreed that although Parent, Seller and Purchaser consider such covenants to be fair and reasonable, if a judicial determination is made by a court of competent jurisdiction that the time or any other restriction contained in this Section 5.20 is an invalid or unenforceable restriction against Parent, Seller or any of their Affiliates, the provisions of this Section 5.20 shall not be rendered void but shall be deemed amended to apply to such maximum time and to such maximum extent as such court may judicially determine or indicate to be enforceable.  Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is invalid or unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein, which shall be given full force and effect without regard to such finding.

(e)Each of Parent and Seller represents, stipulates and acknowledges on behalf of itself and its Affiliates that:  (i) the restrictive covenants contained in this Section 5.20 are a material inducement to Purchaser to enter into this Agreement and consummate the Transactions, for which each of Parent and Seller will receive a substantial financial benefit, and (ii) it would impair the goodwill acquired by Purchaser and reduce the value of the Company if Parent or Seller were to breach its obligations contained in this Section 5.20.

Article VI

CONDITIONS TO CLOSING

Section 6.01Conditions Precedent to Obligations of Each Party.  The obligations of each Party to consummate the Transactions are subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived by the Party to whose benefit such condition exists, in whole or in part, to the extent permitted by applicable Law):

(a)no injunction, judgment or ruling enacted, promulgated, issued, entered, amended or enforced by any Governmental Authority shall be in effect enjoining, restraining or otherwise making illegal or prohibiting consummation of the Transactions;

(b)the waiting period or required approval applicable to the Transactions under the HSR Act shall have expired (or early termination shall have been granted) or been received;

(c)approval of the Application for the Acquisition of Control by the DFS related to the acquisition of control of the Company shall have been obtained; and

(d)delivery to the applicable Party of all items required pursuant to Section 2.03.

Section 6.02Conditions Precedent to Obligations of Purchaser.  In addition, the obligations of Purchaser to consummate the Transactions are subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived by Purchaser, in whole or in part, to the extent permitted by applicable Law):

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(a)(i) (A) the representations and warranties of Parent and Seller set forth in Article III (other than (1) Fundamental Parent and Seller Representations, (2) the representations and warranties set forth in Section 3.08(b) and (3) those other representations and warranties that address matters as of a specified date) shall be true and correct as of the Closing Date as though then made at and as of the Closing Date (without giving effect to materiality, Material Adverse Effect or similar phrases in such representations and warranties) and (B) the representations and warranties of Parent and Seller set forth in Article III that address matters as of a specified date (other than Fundamental Parent and Seller Representations) shall be true and correct as of such specified date (without giving effect to materiality, Material Adverse Effect or similar phrases in such representations and warranties), except where the failure of such representations and warranties referenced in the immediately preceding clauses (A) and (B) to be so true and correct would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; (ii) the Fundamental Parent and Seller Representations shall be true and correct in all material respects as of the Closing Date as though then made at and as of the Closing Date except for such Fundamental Parent and Seller Representations which address matters only as of a specified date, which representations and warranties shall be true and correct in all material respects as of such specified date (in each case, without giving effect to materiality, Material Adverse Effect or similar phrases in such representations and warranties); and (iii) the representations and warranties set forth in Section 3.08(b) shall be true and correct in all respects as of the Closing Date as though then made;

(b)Parent and Seller shall have performed and complied in all material respects with all covenants required pursuant to the terms of this Agreement to be performed or complied with by them on or prior to the Closing Date;

(c)Purchaser shall have received from Parent a certificate signed by a senior officer of Parent, dated as of the Closing Date, to the effect that the conditions specified in Section 6.02(a) and Section 6.02(b) are satisfied;

(d)the approvals referred to in Sections 6.01(b) and (c) shall have been obtained (or the waiting period under the HSR Act shall have expired or early termination shall have been granted) without the imposition of any term, condition or consequence the acceptance of which would constitute a Substantial Detriment;

(e)None of the Key Employees shall (i) have failed to deliver or have rescinded, an executed employment agreement with Purchaser, (ii) have terminated employment with the Company, (iii) other than as a result of death or disability, be unable to commence employment under his or her employment agreement with Purchaser upon the Closing or (iv) have notified the Company, Parent, Seller or Purchaser that he or she is terminating (or currently intends to terminate) employment with the Company or of his or her intent to rescind his or her employment agreement with Purchaser;

(f)the Consent of each Person whose Consent is required under any Contract set forth in Section 5.10 of the Parent Disclosure Schedule shall have been obtained;

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(g)Seller shall have furnished to Purchaser audited statutory financial statements of the Company as of and for the year ended December 31, 2020, containing the unqualified opinion of the Company’s independent auditor thereon; and

(h)the Closing Dividend shall have been paid pursuant to the terms of Section 5.14.

(i)Purchaser shall have received approval or non-objection of the JFSA under the Insurance Business Act applicable to the Transactions shall have been obtained.

Section 6.03Conditions Precedent to Obligations of Parent and Seller.  In addition, the obligations of Parent and Seller to consummate the Transactions are subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived by Parent or Seller, in whole or in part, to the extent permitted by applicable Law):

(a)(i) (A) the representations and warranties of Purchaser set forth in Article IV (other than (1) Section 4.02 and (2) those other representations and warranties that address matters as of a specified date) shall be true and correct as of the Closing Date as though then made at and as of the Closing Date (without giving effect to materiality, Material Adverse Effect or similar phrases in such representations and warranties) and (B) the representations and warranties of Purchaser set forth in Article IV of this Agreement that address matters as of a specified date (other than Section 4.02) shall be true and correct as of such specified date (without giving effect to materiality, Material Adverse Effect or similar phrases in such representations and warranties), except where the failure of such representations and warranties referenced in the immediately preceding clauses (A) and (B) to be so true and correct would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the consummation of the Transactions; and (ii) the representations and warranties set forth in Section 4.02 shall be true and correct in all material respects as of the Closing Date as though made at and as of the Closing Date except for representations and warranties set forth in Section 4.02 which address matters only as of a specified date, which representations and warranties shall be true and correct in all material respects as of such specified date (in each case, without giving effect to materiality, Material Adverse Effect or similar phrases in such representations and warranties);

(b)Purchaser shall have performed and complied in all material respects with all covenants required pursuant to the terms of this Agreement to be performed or complied with by it on or prior to the Closing Date; and

(c)Seller shall have received a certificate signed by a senior officer of Purchaser, dated as of the Closing Date, to the effect that the conditions specified in Section 6.03(a) and Section 6.03(b) are satisfied.

Section 6.04Frustration of Closing Conditions.  A Party may not rely on the failure of any condition set forth in Section 6.01, Section 6.02 or Section 6.03, as the case may be, to be satisfied if such failure was due to the failure of such Party to perform any of its obligations under this Agreement.

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Article VII

TERMINATION

Section 7.01Termination of Agreement.  Subject to Section 9.04, this Agreement may be terminated at any time prior to the Effective Time as follows:

(a)by Parent and Seller, on the one hand, or Purchaser, on the other hand, on or after April 12, 2022 (as it may be extended pursuant to this Section 7.01(a) or the last sentence of Section 9.04, the “Outside Date”), if the Transactions shall not have occurred by 5:00 p.m., New York City time, on the Outside Date; provided that if, on the Outside Date, all of the conditions to the Closing set forth in Article VI (other than the conditions that by their nature can be satisfied only at the Closing) have been satisfied or waived, as applicable, except for the conditions set forth in Section 6.01(b), Section 6.01(c) or Section 6.02(i), either Parent and Seller, on the one hand, or Purchaser, on the other hand may, prior to 5:00 p.m., New York City time, on the Outside Date, extend the Outside Date to October 12, 2022 (such later date being the Outside Date); provided, further, that neither Parent or Seller, on the one hand, nor Purchaser, on the other hand, may terminate this Agreement or extend the Outside Date pursuant to this Section 7.01(a) if it (or in the case of Parent or Seller, the Company) is in material breach of any of its obligations hereunder and such material breach causes, or results in, either (i) the failure to satisfy the conditions to the obligations of the terminating Party to consummate the Transactions set forth in Article VI prior to the Outside Date or (ii) the failure of the Effective Time to have occurred prior to the Outside Date;

(b)by mutual written consent of Parent or Seller, on the one hand, and Purchaser, on the other hand;

(c)by Parent and Seller or by Purchaser if an injunction, judgment or ruling enacted, promulgated, issued, entered, amended or enforced by any Governmental Authority shall be in effect enjoining, restraining or otherwise making illegal or prohibiting consummation of the Transactions and shall have become final and nonappealable; provided that neither Parent and Seller, on the one hand, nor Purchaser, on the other hand, may terminate this Agreement pursuant to this Section 7.01(c) if it (or in the case of Parent or Seller, the Company) is in material breach of any of its obligations hereunder and such material breach causes, or results in, the failure of the Closing to occur on or prior to the date of such termination;

(d)by Purchaser if (i) Purchaser is not in material breach of any of its obligations hereunder and (ii) Parent, Seller or the Company is in material breach of any of its representations, warranties or obligations hereunder that renders or would render the conditions set forth in Section 6.02(a) or Section 6.02(b) incapable of being satisfied on the Outside Date, and such breach is either (A) not capable of being cured prior to the Outside Date or (B) if curable, is not cured within the earlier of (x) twenty (20) Business Days after the giving of written notice by Purchaser to Parent or Seller and (y) two (2) Business Days prior to the Outside Date;

(e)by Parent or Seller if (i) none of Parent, Seller or the Company is in material breach of any of its obligations hereunder and (ii) Purchaser is in material breach of any of its

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representations, warranties or obligations hereunder that renders or would render the conditions set forth in Section 6.03(a) or Section 6.03(b) incapable of being satisfied on the Outside Date, and such breach is either (A) not capable of being cured prior to the Outside Date or (B) if curable, is not cured within the earlier of (1) twenty (20) Business Days after the giving of written notice by Parent or Seller to Purchaser and (2) two (2) Business Days prior to the Outside Date.

Section 7.02Procedure upon Termination.  In the event of termination and abandonment by any Party or Parties pursuant to Section 7.01, written notice thereof shall forthwith be given to the other Parties, and this Agreement shall terminate, and the Transactions shall be abandoned, without further action by any Party.

Section 7.03Effect of Termination.  In the event that this Agreement is validly terminated in accordance with Section 7.01, then each of the Parties shall be relieved of its duties and obligations arising under this Agreement after the date of such termination and such termination shall be without Liability to any of the Parties; provided, however, that, subject to the terms, conditions and limitations of this Section 7.03, (a) no such termination shall relieve any Party from Liability for any material breach (it being acknowledged and agreed by the Parties that the failure to close the Transactions by any Party that was otherwise obligated to do so under the terms of this Agreement shall be deemed to be a material breach) or fraud by that Party prior to such termination and (b) the provisions of this Section 7.03, Section 5.02(f), the last sentence of Section 5.03(b), Section 5.04 and Article IX shall remain in full force and effect and survive any termination of this Agreement in accordance with its terms.

Article VIII

INDEMNIFICATION

Section 8.01Survival.  Subject to the last proviso of Section 8.03(a), the representations, warranties, covenants and agreements of the Parties contained in or made pursuant to this Agreement shall survive in full force and effect until the date that is twenty-four (24) months after the Closing Date, at which time they shall terminate (and no claims shall be made for indemnification under Section 8.02 thereafter), except: (a) the Fundamental Parent and Seller Representations shall survive the maximum period of time allowable under Law; (b) the representations and warranties in Section 3.17 (Tax Matters) shall survive until sixty (60) days after the expiration of the applicable statute of limitations; (c) the covenants and agreements shall survive indefinitely until fully performed, except as otherwise specifically provided in this Agreement; (d) the specified indemnities set forth in Section 8.02(a)(iv) shall survive for a period of twenty-four (24) months after the Closing Date; (e) the specified indemnities set forth in Section 8.02(a)(iii) shall survive until sixty (60) days after the expiration of the applicable statute of limitations; (f) the specified indemnities set forth in Section 8.02(a)(v) shall survive for a period of five (5) years from the Closing Date; and (g) the specified indemnities set forth in Section 8.02(a)(vi) shall survive indefinitely.  Notwithstanding the survival periods set forth in this Section 8.01, no right to indemnification for Losses identified in a notice of a Claim for indemnity properly asserted in writing to Parent in accordance with Section 8.03 prior to the expiration of the applicable survival period set forth above will be affected by the expiration of such survival period, and instead, with respect to such claims, shall survive until the final

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resolution of the asserted right to indemnification specified in such notice in accordance with Section 8.03.  The parties further acknowledge that the time periods set forth in this Article VIII for the assertion of claims under this Agreement are the result of arms’-length negotiation among the parties and that they intend for the time periods to be enforced as agreed by the parties.

Section 8.02Indemnification.

(a)After the Closing and subject to this Article VIII, Parent (the “Indemnifying Party”) shall indemnify, defend and hold harmless Purchaser, its Affiliates and their respective Representatives (each, an “Indemnified Party” and collectively, the “Indemnified Parties”, who are express and intended third-party beneficiaries of this Article VIII) against, and reimburse any Indemnified Party for, all Losses that such Indemnified Party may at any time suffer, pay, sustain or incur, or become subject to, as a result of, relating to or in connection with:

(i)the inaccuracy or breach of any representation or warranty made by Parent or Seller in this Agreement;

(ii)any breach or failure by Parent, Seller, the Company or any of their respective Affiliates to perform any of their covenants or obligations contained in this Agreement or any of the Ancillary Agreements;

(iii)Indemnified Taxes;

(iv)other than the FCE and RSA Liabilities, any Actions by any Governmental Authority against Purchaser or its Affiliates, including any fines or penalties imposed by any Governmental Authority on Purchaser, relating to acts, omissions, or occurrences by the Company or its Representatives (in their capacities as Representatives of the Company) occurring prior to the Closing Date;

(v)the Excluded Liabilities; or

(vi)the FCE and RSA Liabilities.

(b)Notwithstanding anything to the contrary contained herein, other than in the case of intentional breach and willful misconduct or fraud by Parent, Seller, the Company or any of their respective Affiliates or Representatives or in the case of Losses arising out of the inaccuracy or breach of any Fundamental Parent and Seller Representations, Parent shall not be required to indemnify, defend or hold harmless any Indemnified Party against, or reimburse any Indemnified Party for, any Losses pursuant to Section 8.02(a)(i) until the aggregate amount of the Indemnified Parties’ Losses for which the Indemnified Parties are finally determined to be otherwise entitled to indemnification under Section 8.02(a)(i) exceeds one million five hundred thousand dollars ($1,500,000), after which Parent shall be obligated for all, and not just for the excess over one million five hundred thousand dollars ($1,500,000), of the Indemnified Parties’ Losses for which the Indemnified Parties are finally determined to be otherwise entitled to indemnification under Section 8.02(a)(i).  For purposes of determining whether the aforementioned threshold has been met or exceeded, any amount paid by Parent for Losses pursuant to Section 8.02(a)(i), other than any Losses in respect of the inaccuracy or breach of any Fundamental Parent and Seller Representations, shall be taken into account.  Notwithstanding

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anything to the contrary contained herein, other than in the case of intentional breach and willful misconduct or fraud by Parent, Seller, the Company or any of their respective Affiliates or Representatives, Parent shall not be required to indemnify, defend or hold harmless any Indemnified Party against, or reimburse any Indemnified Party for, any Losses pursuant to Section 8.02(a)(i) or Section 8.02(a)(ii) (including, for this purpose, in respect of the inaccuracy or breach of any Fundamental Parent and Seller Representations) in a cumulative aggregate amount exceeding the Closing Consideration.

(c)Parent’s obligation to indemnify the Indemnified Parties for any Losses pursuant to Section 8.02(a)(iv) shall be subject to the minimum threshold for aggregate losses and the cumulative aggregate limit set forth above in Section 8.02(b). Parent’s obligation to indemnify the Indemnified Parties for any Losses pursuant to Section 8.02(a)(iii) shall be subject to the cumulative aggregate limit set forth above in Section 8.02(b).  Parent’s obligation to indemnify the Indemnified Parties for any Losses pursuant to Section 8.02(a)(v) shall be subject to the minimum threshold for aggregate losses and the cumulative aggregate limit set forth above in Section 8.02(b) for a period of two (2) years following the Closing Date, and thereafter shall be subject to the minimum threshold for aggregate losses set forth above in Section 8.02(b) and a cumulative aggregate amount of fifty million dollars ($50,000,000). Parent’s obligation to indemnify the Indemnified Parties for any Losses pursuant to Section 8.02(a)(vi) shall not be subject to the minimum threshold set forth in Section 8.02(b), but shall be subject to the cumulative limit on aggregate liability set forth above in Section 8.02(b).  Parent’s obligation to indemnify the Indemnified Parties for an intentional breach, wilful misconduct or fraud shall not be subject to any limitations set forth in the preceding sentences of this Section and shall survive indefinitely.

Section 8.03Notification of Claims.

(a)An Indemnified Party shall promptly notify the Indemnifying Party in writing of any Claim in respect of which indemnity may be sought under this Article VIII, including any pending or threatened Claim or demand by a third party that the Indemnified Party has determined has given or could reasonably give rise to a right of indemnification under this Agreement (including a pending or threatened Claim or demand asserted or unasserted, known or unknown or accrued or unaccrued, by a third party against the Indemnified Party) (each, a “Third-Party Claim”), describing in reasonable detail the facts and circumstances (to the extent known based on the then available information) with respect to the subject matter of such Claim or demand; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Article VIII except to the extent that the Indemnifying Party is materially prejudiced by such failure.  The Parties agree that (i) in this Article VIII they intend to shorten (in the case of the limited survival periods specified in Section 8.01) and lengthen (in the case of the indefinite survival periods specified in Section 8.01) (as the case may be) the applicable statute of limitations period with respect to certain Claims; (ii) notices for Claims in respect of a breach of a representation, warranty, covenant or agreement must be delivered prior to the expiration of any applicable survival period specified in Section 8.01 for such representation, warranty, covenant or agreement; and (iii) any Claims for indemnification for which notice is not timely delivered in accordance with this Section 8.03(a) shall be expressly barred and are hereby waived; provided, further that, if, prior to such applicable date, a Party shall have notified the other Party in accordance with the

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requirements of this Section 8.03(a) of a claim for indemnification under this Article VIII (whether or not formal legal action shall have been commenced based upon such claim), such Claim shall continue to be subject to indemnification in accordance with this Article VIII notwithstanding the passing of such applicable date.

(b)Upon receipt of a notice of a Claim for indemnity from an Indemnified Party pursuant to Section 8.03(a) in respect of a Third-Party Claim, the Indemnifying Party may, by notice to the Indemnified Party delivered within twenty (20) Business Days of the receipt of notice of such Third-Party Claim (and, for the avoidance of doubt, any failure to deliver any such notice within such time period shall be deemed an election not to assume any such defense and control), assume the defense and control of any Third-Party Claim, with its own counsel and at its own expense, but shall allow the Indemnified Party an opportunity to participate in the defense of such Third-Party Claim with its own counsel and at its own expense; provided, however, that the Indemnifying Party shall bear the reasonable fees, costs and expenses of one (1) such separate counsel if (i) the Indemnified Party shall have determined in good faith that an actual or potential conflict of interest makes representation by the same counsel inappropriate or (ii) the Indemnifying Party shall have authorized the Indemnified Party to employ separate counsel at the Indemnifying Party’s expense.  The Indemnified Party shall take any actions reasonably necessary to defend such Third-Party Claim prior to the time that it receives a notice from the Indemnifying Party as contemplated by the immediately preceding sentence.  Parent and Seller, on the one hand, or Purchaser, on the other hand, (as the case may be) shall, and shall cause each of its Affiliates and Representatives to, cooperate fully with the Indemnifying Party in the defense of any Third-Party Claim, which cooperation shall include designating a liaison counsel to whom the Indemnifying Party may direct notices and other communications, and upon the reasonable request of the Indemnifying Party, use reasonable efforts to make witnesses available, and provide records and documents.  If the Indemnifying Party has assumed the defense of a Third-Party Claim and is in compliance with its obligations under this Section 8.03(b) (or if the twenty (20) Business Day period has not yet elapsed), then the Indemnifying Party shall not, without the prior written consent of the Indemnified Party (which shall not be unreasonably withheld, conditioned or delayed), consent to a settlement, compromise or discharge of, or the entry of any judgment arising from, any Third-Party Claim, unless such settlement, compromise, discharge or entry of any judgment (1) does not involve any finding or admission of any violation of Law or admission of any wrongdoing by any Person, (2) provides solely for the payment of money and (3) does not affect any other claims that may be made against the Indemnified Party in a manner adverse to such Indemnified Party, and the Indemnifying Party shall (x) pay or cause to be paid all amounts arising out of such settlement or judgment pursuant to the terms of such settlement or judgment, (y) not encumber any of the material assets of any Indemnified Party or agree to any restriction or condition that would apply to or materially adversely affect any Indemnified Party or the conduct of any Indemnified Party’s business and (z) obtain, as a condition of any settlement, compromise, discharge, entry of judgment (if applicable) or other resolution, a complete and unconditional release of, or dismissal with prejudice of claims against,  Indemnified Party from all matters that were asserted in connection with such claims and any and all liabilities in respect of such Third-Party Claim.  The Indemnified Party shall not settle, compromise or consent to the entry of any judgment with respect to any claim or demand for which it is seeking indemnification from the Indemnifying Party or admit to any liability with respect to such claim or demand without the prior written

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consent of the Indemnifying Party (which shall not be unreasonably withheld, conditioned or delayed).

(c)Notwithstanding anything to the contrary contained in this Article VIII (including Section 8.02), no Indemnifying Party shall have any liability under this Article VIII for any Losses arising out of or in connection with any Third-Party Claim that is settled or compromised by an Indemnified Party without the consent of such Indemnifying Party (which shall not be unreasonably withheld, conditioned or delayed).

(d)In the event any Indemnifying Party receives a notice of a claim for indemnity from an Indemnified Party pursuant to Section 8.03(a) that does not involve a Third-Party Claim, the Indemnifying Party shall notify the Indemnified Party within twenty (20) Business Days following its receipt of such notice whether the Indemnifying Party disputes its liability to the Indemnified Party under this Article VIII.  The Indemnified Party shall reasonably cooperate with and assist the Indemnifying Party in determining the validity of any such claim for indemnity by the Indemnified Party.

Section 8.04Payment.  In the event a Claim or any Action for indemnification under this Article VIII has been finally determined against Parent or Seller, the amount of such final determination shall be paid by Parent to the Indemnified Party on demand by wire transfer of immediately available funds to the applicable account designated by the Indemnified Party in writing.  A Claim or an Action, and the liability for and amount of damages therefor, shall be deemed to be “finally determined” for purposes of this Article VIII when the Parties have so determined by mutual written agreement or, if disputed, when a final non-appealable Order has been entered into with respect to such Claim or Action.

Section 8.05Exclusive Remedies.  Each Party acknowledges and agrees that:

(a)prior to the Closing, other than in the case of intentional breach, willful misconduct or fraud by Parent, Seller or their Affiliates or Representatives, the sole and exclusive remedy of Purchaser for any breach or inaccuracy of any representation or warranty contained in this Agreement or any certificate or instrument delivered hereunder shall be, in the event that (i) each of the conditions set forth in Article VI has not been satisfied or waived as a result of such breach or inaccuracy and (ii) such breach or inaccuracy is incapable of being cured or, if capable of being cured, is not cured within thirty (30) days after Purchaser has notified Parent and Seller of intent to refuse to close the purchase and sale of the Shares hereunder, refusal to close the purchase and sale of the Shares hereunder;

(b)following the Closing, other than in the case of intentional breach, willful misconduct or fraud, (i) the indemnification provisions of this Article VIII shall be the sole and exclusive remedies of the Parties for any breach of the representations or warranties contained in this Agreement and (ii) notwithstanding anything to the contrary contained herein, no breach of any representation, warranty, covenant or agreement contained herein shall give rise to any right on the part of any Party to rescind this Agreement or any of the transactions contemplated by this Agreement; and

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(c)following the Closing, the indemnification provisions of this Article VIII shall be the sole and exclusive monetary remedies of the Parties for any breach of any covenant, but without prejudice to any remedies available under any of the Ancillary Agreements or Section 9.04.

Section 8.06Additional Indemnification Provisions.

(a)Parent and Purchaser agree, for themselves and on behalf of their respective Affiliates and Representatives, that with respect to each indemnification obligation set forth in this Article VIII, any Ancillary Agreement or any other document executed or delivered in connection with the Closing: (i) each such obligation shall be calculated net of any Eligible Insurance Proceeds and (ii) in no event shall Parent have any liability or obligation to any Indemnified Party to the extent that any Loss, or any portion thereof, for which indemnification is sought hereunder is specifically reserved for in the Final Closing Statement.

(b)Any amount payable by the Indemnifying Party pursuant to this Article VIII shall be paid promptly and payment shall not be delayed pending any determination of Eligible Insurance Proceeds.  In any case where an Indemnified Party recovers from a third Person any Eligible Insurance Proceeds or any other amount in respect of any Loss for which the Indemnifying Party has actually reimbursed it pursuant to this Article VIII, such Indemnified Party shall promptly pay over to the Indemnifying Party the amount of such Eligible Insurance Proceeds, but not in excess of the sum of (i) any amount previously paid by the Indemnifying Party to or on behalf of the Indemnified Party in respect of such claim and (ii) any amount expended by the Indemnifying Party in pursuing or defending any claim arising out of such matter.

(c)The Parties shall treat any indemnification payment made under this Agreement as an adjustment to the Closing Consideration.

(d)If any portion of Losses to be reimbursed by the Indemnifying Party may be covered, in whole or in part, by third-party insurance coverage, the Indemnified Party shall promptly give notice thereof to the Indemnifying Party (a “Notice of Insurance”).  If the Indemnifying Party so requests within one hundred eighty (180) days after receipt of a Notice of Insurance, the Indemnified Party shall use its commercially reasonable efforts to collect (at the Indemnifying Party’s expense) the Eligible Insurance Proceeds.

(e)The Parties acknowledge and agree that the same Loss may be subject to indemnification under more than one subsection of Section 8.02(a), respectively; provided, however, that in no event shall an Indemnified Party be entitled to duplicative recoveries for the same underlying Loss under this Article VIII or under any Ancillary Agreement.

(f)For purposes of this Article VIII, in respect of the representations and warranties set forth in Article III (except for Section 3.08(b)) and Article IV, and the covenants set forth in this Agreement, any and all “Material Adverse Effect”, “material adverse effect”, “materiality” and similar exceptions and qualifiers and any similar thresholds set forth in such representations, warranties and covenants shall be disregarded (or, in the case of “Material Adverse Effect”, be

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read as “adverse effect”) for purposes of determining whether any such representation or warranty has been breached or determining the amount of Losses resulting therefrom.

Section 8.07Mitigation.  Each Indemnified Party agrees to take reasonable steps as required under applicable Law to mitigate its respective Losses upon and after becoming aware of any event or condition which would reasonably be expected to give rise to any Losses that are indemnifiable hereunder.

Article IX

MISCELLANEOUS

Section 9.01Entire Agreement; Conflict; Amendments and Waivers.  This Agreement and the Ancillary Agreements represent the entire understanding and agreement, and supersede all other prior agreements and understandings, both written and oral, among the Parties and their Affiliates, or any of them, with respect to the subject matter hereof.  In the event of any conflict or inconsistency between the terms of this Agreement and the terms of the Original Agreement, the terms of this Agreement shall prevail. This Agreement may be amended, supplemented or changed only by a written instrument signed by each of the Parties.  Each provision in this Agreement may be waived only by a written instrument making specific reference to this Agreement signed by the Party against whom enforcement of any such provision so waived is sought.  No action taken pursuant to this Agreement, including any investigation by or on behalf of any Party, shall be deemed to constitute a waiver by the Party taking such action of compliance with any representation, warranty, covenant or agreement contained herein.  The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach.  No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

Section 9.02Binding Effect; Assignment.

(a)This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.  Nothing in this Agreement shall create or be deemed to create any third-party beneficiary rights in any Person that is not a Party, except
Section 9.10 shall be for the benefit of, and enforceable by, the Nonparty Affiliates of the Parties.

(b)No assignment of this Agreement or of any rights or obligations hereunder may be made, directly or indirectly (by operation of law or otherwise), by any Party without the prior written consent of the other Parties, except that Purchaser may assign any and all of its rights or obligations under this Agreement or any Ancillary Agreement to any of its Affiliates.  Subject to the immediately preceding two sentences, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and permitted assigns.  Any purported assignment not permitted under this Section 9.02(b) shall be null and void.

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Section 9.03Governing Law; Jurisdiction.

(a)This Agreement, and all claims or causes of action (whether in contract, tort or otherwise) based upon, arising out of or relating to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or relating to any representation or warranty made in or in connection with this Agreement), shall be governed by and construed in accordance with the Laws of the State of New York, regardless of the Laws that might otherwise govern under applicable principles of conflicts of laws.

(b)Each of the Parties hereby irrevocably and unconditionally (i) submits, for itself and its property, to the exclusive jurisdiction of each federal court or state court within the County of New York in the State of New York having jurisdiction over that matter (“New York Courts”), and any appellate court from any decision thereof, in any Action based upon, arising out of or relating to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or relating to any representation or warranty made in or in connection with this Agreement), or for recognition or enforcement of any judgment, and agrees that all claims in respect of any such Action shall be heard and determined in the New York Courts, (ii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any Action based upon, arising out of or relating to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or relating to any representation or warranty made in or in connection with this Agreement) in the New York Courts, (iii) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such Action in any such court and (iv) agrees that a final judgment in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.  Each of the Parties agrees that service of process, summons, notice or document by registered mail addressed to it at the applicable address set forth in Section 9.07 shall be effective service of process for any Action brought in any such court.

Section 9.04Specific Enforcement.  The Parties agree that irreparable damage for which monetary relief, even if available, would not be an adequate remedy, would occur in the event that any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached, including if the Parties fail to take any action required of them hereunder to consummate this Agreement, subject to the terms and conditions of this Agreement.  The Parties acknowledge and agree that (a) the Parties shall be entitled to an injunction or injunctions, specific performance or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof (including, for the avoidance of doubt, the right of Parent and Seller, on the one hand, or Purchaser, on the other hand, to cause the Transactions to be consummated on the terms and subject to the conditions set forth in this Agreement) in the courts described in Section 9.03(b) without proof of damages or otherwise, this being in addition to any other remedy to which they are entitled under this Agreement, and (b) the right of specific enforcement is an integral part of the Transactions and without that right, the Parties would not have entered into this Agreement.  The Parties agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason, and not to assert that a remedy of monetary damages would provide an adequate remedy

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or that the Parties otherwise have an adequate remedy at law.  The Parties acknowledge and agree that any Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 9.04 shall not be required to provide any bond or other security in connection with any such order or injunction.  If, prior to the Outside Date, any Party brings any Action, in each case, in accordance with this Section 9.04, to enforce specifically the performance of the terms and provisions hereof by any other Party, the Outside Date shall automatically be extended (x) for the period during which such Action is pending, plus ten (10) Business Days or (y) by such other time period established by the court presiding over such Action, as the case may be.

Section 9.05Waiver of Jury Trial.  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION THAT MAY BE DIRECTLY OR INDIRECTLY BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE ANCILLARY AGREEMENTS IN CONNECTION HEREWITH OR THE TRANSACTIONS.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (C) IT MAKES SUCH WAIVER VOLUNTARILY AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 9.05.

Section 9.06Remedies.  Any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise at any time of any other remedy, except to the extent expressly limited hereby.

Section 9.07Notices.  All notices and other communications under this Agreement shall be in writing and shall be deemed given (a) when delivered personally by hand (with written confirmation of receipt by other than automatic means, whether electronic or otherwise), (b) when sent by facsimile or email (unless, in the case of email, an automatic response has been received indicating that the recipient did not receive such email) with written confirmation of transmission or (c) one (1) Business Day following the day sent by an internationally recognized overnight courier (with written confirmation of receipt), in each case, at the following addresses, facsimile numbers and email addresses (or to such other address, facsimile number or email address as a Party may have specified by notice given to the other Party pursuant to this provision):

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If to Parent, Seller or the Company (the Company, prior to Closing):

Independence Holding Company
96 Cummings Point Road
Stamford, CT 06902
Attn: Teresa A. Herbert
Fax: 203-348-3103
Email: therbert@ihc-geneve.com

with a copy to (which shall not constitute notice):

Dentons US LLP
1221 Avenue of the Americas
New York, NY 10020-1089
Attn:  Nicholas Williams
Email:  n.williams@dentons.com

If to Purchaser (and the Company, following Closing):

Reliance Standard Life Insurance Company
1700 Market Street, Suite 1200
Philadelphia, PA 19103-3938
Attn:  Chad W. Coulter
Email:  cou@dlfi.com

with a copy to (which shall not constitute notice):

Sullivan & Cromwell LLP
125 Broad Street
New York, NY 10004
Attn:  Robert DeLaMater
Fax:  (212) 558-3588
Email:  delamaterr@sullcrom.com

Any Party from time to time may change its address, facsimile number or other information for the purpose of notices to that Party by giving notice, in accordance with this Section 9.07, specifying such change to the other Parties.

Section 9.08Severability.  If any condition, term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other conditions, terms or provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the Transactions are consummated as originally contemplated to the greatest extent possible.  Notwithstanding the foregoing, the Parties intend that the provisions of Article VII and Article VIII, including the remedies (and limitations

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thereon) and the limitations on representations, warranties and covenants, be construed as integral provisions of this Agreement and that such provisions, remedies and limitations shall not be severable in any manner that diminishes a Party’s rights hereunder or increases a Party’s Liability or obligations hereunder.

Section 9.09Expenses.  Except as otherwise provided in this Agreement, each Party shall bear its own expenses incurred in connection with the negotiation, execution and performance of this Agreement, each Ancillary Agreement and each other agreement, document and instrument contemplated by this Agreement and the consummation of the Transactions.

Section 9.10Non-Recourse.  All Actions, Liabilities or causes of action (whether in contract or in tort, in law or in equity or granted by statute) that may be based upon, in respect of, arise under, out of or by reason of, be connected with or relate in any manner to this Agreement, or the negotiation, execution or performance of this Agreement (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement), may be made against only (and such representations and warranties are those solely of) the Persons that are expressly identified as Parties to this Agreement (the “Contracting Parties”).  Other than in the case of fraud, no Person who is not a Contracting Party, including any current, former or future director, officer, employee, consultant, incorporator, member, partner, manager, stockholder, Affiliate, agent, attorney, representative or assignee of, and any financial advisor or lender to, any Contracting Party, or any current, former or future director, officer, employee, consultant, incorporator, member, partner, manager, stockholder, Affiliate, agent, attorney, representative or assignee of, and any financial advisor or lender to, any of the foregoing (collectively, the “Nonparty Affiliates”), shall have any Liability (whether in contract or in tort, in law or in equity, or granted by statute) for any claims, causes of action or Liabilities arising under, out of, in connection with, or related in any manner to this Agreement or based on, in respect of, or by reason of this Agreement or its negotiation, execution, performance or breach, and, to the maximum extent permitted by Law, each Contracting Party hereby waives and releases all such Liabilities, claims, causes of action and obligations against any such Nonparty Affiliates.  Without limiting the foregoing, to the maximum extent permitted by Law, (a) other than in the case of fraud, each Contracting Party hereby waives and releases any and all rights, claims, demands or causes of action that may otherwise be available at law or in equity, or granted by statute, to avoid or disregard the entity form of a Contracting Party or otherwise impose Liability of a Contracting Party on any Nonparty Affiliate, whether granted by statute or based on theories of equity, agency, control, instrumentality, alter ego, domination, sham, single business enterprise, piercing the veil, unfairness, undercapitalization or otherwise and (b) each Contracting Party disclaims any reliance upon any Nonparty Affiliates with respect to the performance of this Agreement or any representation or warranty made in, in connection with or as an inducement to this Agreement.

Section 9.11Counterparts.  This Agreement may be executed in any number of counterparts (including by means of facsimile or email in .pdf format), each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

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4849-4299-1089 v.6

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first written above.

INDEPENDENCE HOLDING COMPANY

By:	/s/ Teresa A. Herbert
Name:	Teresa A. Herbert
Title:	President

INDEPENDENCE CAPITAL CORP.

By:	/s/ Colleen P. Maggi
Name:	Colleen P. Maggi
Title:	Chief Financial Officer

C-1

RELIANCE STANDARD LIFE INSURANCE COMPANY

By:	/s/ Christopher Fazzini
Name:	Christopher Fazzini
Title:	President

2

4849-4299-1089 v.6